EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
CLUBCORP HOLDINGS, INC.,
CONSTELLATION CLUB PARENT, INC.
AND
CONSTELLATION MERGER SUB INC.
Dated as of July 9, 2017

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4.24	No Brokers	41
4.25	Budget	41
4.26	No Dissenter’s Rights	41
4.27	Initiation Deposits	41
4.28	No Other Representations or Warranties	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		42

5.1	Organization, Standing and Power	42
5.2	Authorization	42
4.3	No Conflicts; Governmental Approvals	43
5.4	Vote / Approval Required	43
5.5	Legal Proceedings	43
5.6	Operations and Ownership of Merger Sub	44
5.7	Compliance With Laws	44
5.8	Financing	44
5.9	Parent Guarantee	45
5.10	Ownership of Shares	45
5.11	Proxy Statement	46
5.12	Interests in Competitors	46
5.13	Solvency	46
5.14	Certain Arrangements	46
5.15	Access to Information; Disclaimers	46
5.16	No Brokers	47
5.17	No Other Information	47

ARTICLE VI COVENANTS		47

6.1	Conduct of Business of the Company Pending the Closing	47
6.2	Access to Information	51
6.3	Consents	52
6.4	Further Action; Efforts	52
6.5	Publicity; Confidentiality	54
6.6	Acquisition Proposals	55
6.7	Proxy Statement	59
6.8	Stockholders Meeting	60
6.9	Stock Exchange Delisting	60
6.10	Employment and Employee Benefits	61
6.11	Directors’ and Officers’ Indemnification and Insurance	62
6.12	Financing	64
6.13	Financing Assistance	66
6.14	Treatment of Company Indebtedness	69
6.15	Takeover Statutes	71
6.16	Transaction Litigation	71
6.17	Parent Vote	72
6.18	Obligations of Merger Sub	72
6.19	Rule 16b-3	72

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ARTICLE VII CONDITIONS OF MERGER		72

7.1	Conditions to Obligation of Each Party to Effect the Merger	72
7.2	Conditions to Obligations of Parent and Merger Sub	72
7.3	Conditions to Obligations of the Company	73
7.4	Frustration of Closing Conditions	73

ARTICLE VIII TERMINATION		74

8.1	Termination	74
8.2	Procedure Upon Termination	75
8.3	Effect of Termination	76
8.4	Expenses	80

ARTICLE IX ADDITIONAL AGREEMENTS		80

9.1	No Survival of Representations, Warranties and Covenants	80

ARTICLE X GENERAL PROVISIONS		80

10.1	Remedies; Specific Performance	80
10.2	Modification or Amendment	81
10.3	Waiver	81
10.4	Notices	82
10.5	Severability	83
10.6	Entire Agreement; Assignment	83
10.7	Parties in Interest	83
10.8	Governing Law	84
10.9	Consent to Jurisdiction	84
10.10	WAIVER OF JURY TRIAL	85
10.11	Payment of Transfer Taxes	85
10.12	Counterparts; Delivery by E-mail	86
10.13	Non-recourse	86

EXHIBITS
Exhibit A    Articles of Incorporation of the Surviving Corporation

Exhibit B    Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2017 (as amended, restated, modified or supplemented, this “Agreement”), is entered into by and among ClubCorp Holdings, Inc., a Nevada corporation (the “Company”), Constellation Club Parent, Inc., a Delaware corporation (“Parent”), and Constellation Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub and to consummate the transactions contemplated hereby, including the Merger in accordance with the Nevada Revised Statutes, as amended (the “NRS”), (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) adopted a resolution adopting this Agreement and recommending this Agreement be approved by the stockholders of the Company;
WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, each of Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (collectively, the “Guarantor”) has entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Parent Guarantee”); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Acceptable Confidentiality Agreement” means a confidentiality agreement and common interest agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement and the Common Interest Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by

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the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).
“Accrued Dividends” means (i) the one-time dividend declared by the Board of Directors of the Company on July 9, 2017 in the amount of $0.13 per share in cash which as of the date of this Agreement remains unpaid and (ii) all unpaid dividends and dividend equivalents associated with Restricted Shares and PSUs.
“Acquisition Proposal” means any proposal or offer from any Person or Group (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Company (measured by economic or voting powers), any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total voting power of the equity securities of the Company (measured by economic or voting powers), any issuance, sale, transfer or other disposition of more than 15% of the equity securities of the Company (measured by economic or voting power), or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
“Action” has the meaning set forth in Section 4.6.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that (other than in the case of the definition of “Parent Related Parties”, Section 5.10, Section 5.12, Article VIII and Article X) in no event shall Parent, Merger Sub or any of their respective subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Merger Sub or any of their respective subsidiaries.
“Agreement” has the meaning specified in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a).
“Alternative Financing” has the meaning set forth in Section 6.12(b).
“Alternative Financing Commitment Letter” has the meaning set forth in Section 6.12(b).
“Anti-Corruption Laws” has the meaning set forth in Section 4.8(b).
“Anti-Money Laundering Laws” means the Currency and Foreign Transaction Reporting Act of 1970 (commonly known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act).
“Anti-Takeover Statute” has the meaning set forth in Section 6.15.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any,

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statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable Date” has the meaning set forth in the preamble to Article IV.
“Approved Budget” has the meaning set forth in Section 4.25.
“Articles of Incorporation” has the meaning set forth in Section 4.1(b).
“Articles of Merger” has the meaning set forth in Section 2.3.
“Available Cash Amount” has the meaning set forth in Section 3.3(b)(v).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2.
“Benefit Continuation Period” has the meaning set forth in Section 6.10(a).
“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York, New York and Dallas, Texas are open to the public for conducting business and are not required or authorized to be closed under applicable Law.
“Bylaws” has the meaning set forth in Section 4.1(b).
“Cancelled Shares” has the meaning set forth in Section 3.1(a).
“Capitalization Date” has the meaning set forth in Section 4.4(a).
“Certificates” has the meaning set forth in Section 3.3(b)(i).
“Change of Recommendation” has the meaning set forth in Section 6.6(d)(i).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letters” has the meaning set forth in Section 5.8.
“Common Interest Agreement” means that certain Common Interest Agreement, dated June 12, 2017, between the Company and Apollo Management VIII, L.P.
“Common Stock” means common stock, par value $0.01 per share, of the Company.
“Company” has the meaning set forth in the Preamble.

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“Company Affiliate Transaction” has the meaning set forth in Section 4.19.
“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.
“Company Employees” means any current or former officer or employee of the Company and/or its Subsidiaries.
“Company Equity Award” means any Restricted Share or PSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plan.
“Company Notice” has the meaning set forth in Section 6.6(c).
“Company Plan” has the meaning set forth in Section 4.12(a).
“Company Related Parties” has the meaning set forth in Section 8.3(e).
“Company Requisite Vote” has the meaning set forth in Section 4.2.
“Company Securities” has the meaning set forth in Section 4.4(b).
“Company Stock Plan” means the 2012 Stock Award Plan, as may be amended from time to time.
“Company Termination Payment” means an amount equal to $34,200,000.
“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances; (ii) such Required Financial Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities); and (iii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent public accountants to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).
“Confidentiality Agreement” has the meaning set forth in Section 6.5(b).
“Continuing Employees” has the meaning set forth in Section 6.10(a).
“Contract” has the meaning set forth in Section 4.9(a).
“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction

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of the management policies of a Person, whether through the ownership of voting securities, status as managing member, sole member or general partner, by contract, or otherwise.
“Controlling Company” has the meaning specified in the definition of Subsidiary.
“Credit Facility” means the Credit Agreement, dated as of November 30, 2010, among CCA Club Operations Holdings, LLC, a Delaware limited liability company, ClubCorp Club Operations, Inc., a Delaware corporation (as borrower), the lender parties thereto, Citicorp North America, Inc., as Administrative Agent and Citibank N.A. as L/C Issuer and Swing Line Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Debt Commitment Letter” has the meaning set forth in Section 5.8.
“Debt Financing” has the meaning set forth in Section 5.8.
“Debt Financing Sources” has the meaning set forth in Section 5.8.
“Debt Financing Sources Related Party” means the Debt Financing Sources and the commitment parties that are parties to any Alternative Financing Commitment Letter, together with their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives, successors and assigns of each of the foregoing.
“Debt Offer” has the meaning set forth in Section 6.14(b)(i).
“Debt Offer Documents” has the meaning set forth in Section 6.14(b)(i).
“Definitive Financing Agreements” has the meaning set forth in Section 6.12(a).
“DOJ” has the meaning set forth in Section 6.4(c).
“Effect” has the meaning set forth in the definition of Material Adverse Effect.
“Effective Time” has the meaning set forth in Section 2.3.
“Environmental Laws” means all Laws and principles of common law regarding pollution or protection of the environment, natural resources, and human safety and health (as they relate to exposure to Hazardous Materials), including those relating to the treatment, storage, handling, disposal and Release or threatened Release of Hazardous Materials.
“Equity Commitment Letter” has the meaning set forth in Section 5.8.
“Equity Financing” has the meaning set forth in Section 5.8.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 3.3(a).
“Excluded Information” has the meaning set forth in Section 6.13(a).

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“Existing Policies” has the meaning set forth in Section 6.11(c).
“Expense Cap” has the meaning set forth in Section 8.3(d).
“Financial Advisors” has the meaning set forth in Section 4.22.
“Financing” has the meaning set forth in Section 5.8.
“Financing Uses” has the meaning set forth in Section 5.8.
“FTC” has the meaning set forth in Section 6.4(c).
“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.
“Good Reason” means any of the following that occurs without a Continuing Employee’s written consent: (a) a material reduction in the Continuing Employee’s base compensation or target bonus opportunity, (b) a material diminution in the Continuing Employee’s duties or responsibilities or (c) a change of more than 25 miles in the geographic location at which the Continuing Employee is based and principally performs services for the Company or any of its Subsidiaries that increases the Continuing Employee’s commute; provided, however, the Continuing Employee may not terminate his or her employment for Good Reason unless the Continuing Employee provides the Surviving Corporation with a written notice within five (5) days following such event setting forth in reasonable detail the actions or omissions that constitute Good Reason and the Surviving Corporation fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice and the Continuing Employee terminated his or her employment for Good Reason within five (5) days thereafter. For the avoidance of doubt, Good Reason shall not be triggered solely by the consummation of the transactions contemplated by this Agreement or by virtue of the fact that the Company is no longer an independent public Company as of the Effective Time (so long as such Continuing Employee has the same title and position as of immediately prior to the Effective Time).
“Governmental Authority” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or regulatory (including stock exchange) authority, agency, court, division, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
“Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.
“Guarantor” has the meaning set forth in the Recitals.
“Hazardous Materials” shall mean any substance defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law, and shall include petroleum and petroleum products or wastes, asbestos and asbestos-containing materials, and toxic mold.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indemnified Parties” has the meaning set forth in Section 6.11(a).
“Indenture” means the Indenture, dated as of December 15, 2015, by and among ClubCorp Club Operations, Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Intellectual Property” means worldwide rights in all (i) patents, inventions, processes, methods, know-how, trade secrets, data and databases, confidential business information, copyrights, works of authorship trademarks, service marks, domain names, corporate and trade names, logos, social media identifiers, rights in software, trade dress and the goodwill of the business symbolized thereby; (ii) registrations, applications, divisions, continuations, continuations-in-part, re-examinations, re-issues, divisions, renewals, extensions and foreign counterparts related to any of the foregoing; and (iii) other intellectual property rights of any kind or nature.
“Interim Period” means the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII.
“International Trade Laws” means the U.S. economic sanctions administered by U.S. Department of Treasury, Office of Foreign Assets Control.
“Intervening Event” has the meaning set forth in Section 6.6(b)(iii).
“IRS” means the Internal Revenue Service.
“JV Entity” has the meaning set forth in Section 4.6.
“JV Interest” has the meaning set forth in Section 4.6.
“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the individuals listed in Section 1.1(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the individuals listed in Section 1.1(a)(ii) of the Parent Disclosure Schedule.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, decree, order, directive, judgment, regulation, ruling or stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, for the avoidance of doubt, the SEC and the New York Stock Exchange and any order or decision of an applicable arbitrator or arbitration panel.
“Leased Real Property” means those real properties leased, subleased, licensed or otherwise occupied or used by the Company or any Subsidiary of the Company, as applicable, pursuant to leases, subleases, licenses or other rights to use, occupy or access real property, including easements, rights of way or other similar real property agreements used or held for use by the Company or any Company Subsidiary in the conduct of the business of the Company or Company Subsidiary, as applicable.
“Liens” means any lien (statutory or other), pledge, mortgage, deed of trust, hypothecation, adverse claim, encumbrance, other charge or security interest, easement, encroachment, servitude, pre-emptive right, right of first refusal, transfer restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction or other encumbrance.

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“Marketing Period” means the first period of twenty (20) consecutive calendar days commencing after the date of this Agreement throughout and at the end of which (i) Parent has the Required Financial Information and the Required Financial Information is Compliant, (ii) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), assuming that the Closing were to be scheduled at any time during such twenty (20) consecutive calendar day period; provided that (A) November 22, 2017 through November 26, 2017 shall not be considered calendar days for purposes of such period (provided, however, that such exclusion shall not restart such period), (B) if such twenty (20) consecutive calendar day period shall not have fully elapsed on or prior to August 18, 2017, then such period will not commence any earlier than September 5, 2017 and (C) if such twenty (20) consecutive calendar day period shall not have fully elapsed on or prior to December 21, 2017, then such period will not commence any earlier than January 3, 2018; provided, further, that (1) the Marketing Period in any event shall end on any earlier date on which the Debt Financing is consummated and (2) the Marketing Period shall not commence or be deemed to have commenced if, prior to the completion of such twenty (20) consecutive calendar day period, (I) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financial Information, in which case such twenty (20) consecutive calendar day period shall not commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such audited financial statements by Deloitte & Touche LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent, (II) the Company shall have publicly announced any intention to, or determines that it must, restate any financial statements included in the Required Financial Information or any such restatement is under active consideration, in which case such twenty (20) consecutive calendar day period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Financial Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (III) any Required Financial Information would not be Compliant at any time during such twenty (20) consecutive calendar day period or otherwise does not include the “Required Financial Information” as defined (it being understood that if any Required Financial Information provided at the commencement of such twenty (20) consecutive calendar day period ceases to be Compliant or otherwise does not include the “Required Financial Information” as defined during such twenty (20) consecutive calendar day period, then such twenty (20) consecutive calendar day period will be deemed not to have commenced) or (IV) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not commence or be deemed to commence unless and until, at the earliest, such reports have been filed and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided that if the failure to file such report occurs during the final five (5) Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth (5th) Business Day after such report has been filed. If at any time the Company shall in good faith reasonably believe that it has provided the Required Financial Information to Parent, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date of such delivery of such Required Financial Information as has been identified in such notice so long as such notice was delivered within two (2) Business Days after the delivery of such Required Financial Information, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Financial Information the Company has

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not delivered); provided that it is understood that delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered.
“Material Adverse Effect” means any event, development, change, effect or occurrence (each an “Effect” and collectively, “Effects”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation, financial or other condition or assets or liabilities of the Company and its Subsidiaries taken as a whole, provided that, no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) changes or prospective or anticipated changes in any applicable Laws or regulations or GAAP, or any applicable accounting regulations or principles or interpretation or enforcement thereof, (iv) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, pandemic, act of God or other comparable events or outbreak or escalation or worsening of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (v) the execution and delivery of this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its Subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company in compliance with the express terms of this Agreement or solely at the express written request of or with the express written consent of Parent or Merger Sub after disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information (provided that this clause (v) shall not apply to any representation or warranty set forth in Section 4.3 or compliance of the covenants set forth in Section 6.1(a)), (vi) any actions to which Parent has expressly consented or agreed pursuant to this Agreement, or any actions or omissions to act at the request of Parent, any of its Affiliates or any of their respective Representatives pursuant to this Agreement, after disclosure to Parent by the Company of all material and relevant facts and information, (vii) any change in the price or trading volume of the Shares or the credit rating of the Company (provided, that the facts, circumstances, events, changes, developments or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (viii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts, circumstances, events, changes, developments or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), or (ix) any litigation or claim threatened or initiated by stockholders or customers of the Company or representatives thereof against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case arising out of the execution of this Agreement or the transactions contemplated thereby; except in the cases of clauses (i), (ii), (iii) and (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).
“Material Contract” has the meaning set forth in Section 4.9(a).

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“Maximum Liability Amount” has the meaning set forth in Section 8.3(h).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Mortgage Loan” means the Term Loan Agreement, dated as of August 9, 2016, among Stonebriar Country Club Joint Venture, Monarch Country Club, Inc., CCS, LLC and ClubCorp NV II, LLC, as borrowers, and Wells Fargo Bank, National Association, as lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Notice Period” has the meaning set forth in Section 6.6(c).
“NRS” has the meaning set forth in the Recitals.
“Outside Date” has the meaning set forth in Section 8.1(b).
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures now or subsequently located thereon, and all appurtenances thereto, owned or held for use by the Company or any Company Subsidiary in the conduct of the business of the Company or Company Subsidiary, as applicable.
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Schedule” has the meaning set forth in the preamble to Article V.
“Parent Expenses” has the meaning set forth in Section 8.3(b)(iii).
“Parent Group” has the meaning set forth in Section 6.4(b).
“Parent Guarantee” has the meaning set forth in the Recitals.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, prevents, materially delays or has a material adverse effect on the ability of Parent or Merger Sub to, consummate the Merger and the other transactions contemplated by this Agreement.
“Parent Related Parties” has the meaning set forth in Section 8.3(f).
“Parent Termination Fee” has the meaning set forth in Section 8.3(b)(iv).
“Party” and “Parties” have the meaning set forth in the Preamble.
“Paying Agent” has the meaning set forth in Section 3.3(a).
“Payoff Amount” has the meaning set forth in Section 6.14(a).
“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a).
“Permits” has the meaning set forth in Section 4.8(a).

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“Permitted Liens” means (i) Liens for taxes, assessments or other governmental charges or claims that are not yet delinquent, are not yet payable or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded and for which adequate reserves have been established in accordance with GAAP; (ii) statutory, landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractor’s or other similar Liens, in each case, securing amounts not yet payable or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (iii) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (iv) with respect to any Leased Real Property, any Lien to which the fee or any superior leasehold interest is subject (provided that such Lien does not arise from any action or inaction of the Company or any of its Subsidiaries); (v) survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, rights of way, restrictions or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, variations in area or measurement, and other similar non-monetary Liens affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of the business of the Company or any of its Subsidiaries, as the case may be; (vi) zoning, building or other restrictions as to the use of real properties imposed by applicable law or which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of the business of the Company or any of its Subsidiaries, as the case may be; (vii) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; (viii) Liens (A) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business and (B) on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (ix) Liens (A) securing capital or financing lease obligations (including on vehicles) entered into in the ordinary course of business and (B) on equipment of the Company or any of its Subsidiaries granted in the ordinary course of business to the Company’s clients; (x) Liens (A) securing indebtedness of the Company and its Subsidiaries, including under the Mortgage Loan, the Credit Facility, any letters of credit or bank guarantees relating thereto and any related hedging obligations entered into in the ordinary course of business and (B) securing obligations owed by the Company or any of its Subsidiaries to any lender under the Mortgage Loan, the Credit Facility or any affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds; (xi) Liens in favor of the Company or any of its Subsidiaries; (xii) Liens on deposits to secure the performance of bids, trade contracts, governmental contracts, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations that do not materially or adversely affect the value or use of such property), in each case, other than indebtedness, and incurred in the ordinary course of business; (xiii) immaterial subleases, licenses or sublicenses granted to others (such as homeowners’ associations, real estate agents, tournament hosts and club members) in the ordinary course of business for purposes that are ancillary or complementary to the business of the Company and/or its Subsidiaries and that (A) do not in any material respect interfere with the business of the Company or any of its Subsidiaries or (B) could not, individually or in the aggregate, materially and adversely affect the value of the subject property or materially impair its use in the operation of the business of any Subsidiary; (xiv)

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any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; (xv) matters of record affecting title to any owned or leased property as reflected in the title policies made available to Parent (not including, however, (A) mortgages, deeds of trust and other liens securing payment of a sum of money, (B) any matter the effect of which on the applicable property cannot reasonably be evaluated without a survey or (C) matters relating to condemnation); and (xvi) Liens identified in Section 1.1(b) of the Company Disclosure Schedule.
“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability limited partnership, joint venture, estate, trust, firm, Governmental Authority, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Preferred Stock” has the meaning set forth in Section 4.4.
“Privacy Policy” has the meaning set forth in Section 4.17(b)(iv).
“Proceeding” has the meaning set forth in Section 6.11(a).
“Proxy Statement” has the meaning set forth in Section 4.20.
“PSU” means any performance share unit of the Company issued under the Company Stock Plan that is outstanding and subject to any vesting requirements that remain unsatisfied as of immediately prior to the Effective Time (and after giving effect to any accelerated vesting provided for in any Company Plan or other written agreement).
“Real Property Lease” has the meaning set forth in Section 4.15(b).
“Recommendation” has the meaning set forth in Section 4.2.
“Release” means any spill, emission, discharge, leaking, pumping, injection, dumping, disposal, discharge, or leaching into the environment.
“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, investment bankers, attorneys, accountants, agents and other advisors or representatives.
“Required Financial Information” means (i) all financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering was consummated at the same time during the Company’s fiscal year as such offering of debt securities will be made (including all audited financial statements (which, for the avoidance of doubt, will only include audited consolidated balance sheets as of December 27, 2016 and December 29, 2015, and the related consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the three years in the period ended December 27, 2016) and all subsequent unaudited quarterly interim financial statements, including applicable comparison period, which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to

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the extent that such information is required in connection with the Debt Commitment Letter or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” and change period comfort) with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii) of this definition, nothing will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company to prepare) any Excluded Information.
“Restricted Share” means each share of Common Stock awarded pursuant to the Company Stock Plan, that is outstanding and subject to any vesting requirements that remain unsatisfied as of immediately prior to the Effective Time (and after giving effect to any accelerated vesting provided for in any Company Plan or other written agreement).
“Road to 300 PSU” means any PSU granted on April 12, 2016.
“SEC” has the meaning set forth in Section 4.7(a).
“SEC Reports” has the meaning set forth in Section 4.7(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Notes” means the 8.25% Senior Notes due 2023 issued by the Company prior to the date hereof pursuant to the Indenture.
“Share” has the meaning set forth in Section 3.1(a).
“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the fair value of the assets of such person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) such person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
“SOX” means the Sarbanes-Oxley Act of 2002.
“Stockholders Meeting” has the meaning set forth in Section 6.8.
“Subject Indebtedness” has the meaning set forth in Section 6.14(a).
“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (i) of which a majority of the outstanding voting securities or other voting equity

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interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.
“Subsidiary Shares” has the meaning set forth in Section 3.1(a).
“Superior Proposal” means a bona fide written Acquisition Proposal involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Board of Directors of the Company in good faith (after consultation with the Company’s outside counsel and financial advisors) determines would, if consummated, result in a transaction that is more favorable from a financial point of view, to the Company’s stockholders than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.6(c), as applicable.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax Return” means all returns and reports (including any attached schedules) required to be filed with a Tax authority, including any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxes” means (i) all federal, state, provincial, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, goods and services, employment, unemployment, disability, use, property, ad valorem, withholding, excise, escheat, license, branch, social security, compensation, utility, production, occupation, premium, value added, occupancy, transfer, gains, and other taxes, levies, fees, charges, duties or other like assessments of any nature whatsoever imposed by any Governmental Authority, together with all interest, fines, penalties and additions imposed with respect to or in connection with such amounts and any interest in respect of such penalties and additions, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Parent Guarantee, the Debt Financing Agreements, the Commitment Letters and any other document or instrument contemplated hereby or thereby or any document or instrument delivered in connection herein or therein.
“Transaction Litigation” has the meaning set forth in Section 6.16.
“Trustee” has the meaning set forth in definition of Indenture.
“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be

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deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 2.2 shall be a Willful Breach of this Agreement.
1.2    Other Definitional and Interpretive Provisions.
(a)    Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits; Schedules. The Exhibits to this Agreement and the Company Disclosure Schedule and Parent Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Schedule, and Parent may, at its option, include in the Parent Disclosure Schedule, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Company Disclosure Schedule or any Parent Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, respectively, to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Exhibit, Company Disclosure Schedule or Parent Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Certificates; Other Agreements. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.
(iii)    Calculation of Time Period. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(iv)    Dollars. Any reference in this Agreement to dollars or $ shall mean U.S. dollars unless otherwise indicated.
(v)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(vi)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section, respectively, of this Agreement unless otherwise specified.
(vii)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

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(viii)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(ix)    Or. The word “or” is not exclusive, unless the context otherwise requires.
(x)    Will. The word “will” shall be construed to have the same meaning as the word “shall”.
(xi)    To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(xii)    Time of Day. All references herein as to any time of day shall be the time of day in Dallas, Texas, unless otherwise expressly specified.
(xiii)    Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
(xiv)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item on such balance sheet or financial statements that specifically identifies the applicable amount related to, and the subject matter of, such representation, or (B) such item and the amount thereof is otherwise specifically identified on the balance sheet or financial statements.
(b)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been, at any time prior to the execution and delivery of this Agreement, (i) posted to a virtual data room managed by the Company (or its Representatives) at https://us1.merrillcorp.com or (ii) delivered or provided to Parent or its Representatives, in each case, at least one (1) Business Day prior to the date hereof.
(c)    Each of the Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II
THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.
2.2    Closing. Unless this Agreement shall have been validly terminated pursuant to Article VIII, and subject to satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California, at 7:00 a.m., Palo Alto, California time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided that notwithstanding the foregoing, unless otherwise agreed by the Parties, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day after the final day of the Marketing Period. The date on which the Closing occurs is referred to herein as the “Closing Date”.
2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing the articles of merger (the “Articles of Merger”), to be signed and filed with the Nevada Secretary of State in accordance with the NRS. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Nevada Secretary of State or at such later time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the NRS (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
2.4    Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the NRS and the Articles of Merger.
2.5    Articles of Incorporation; Bylaws.
(a)    At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation,

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until thereafter amended or restated as provided therein and by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 6.11.
(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit B, and, as so amended and restated, shall be the bylaws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein and by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 6.11.
2.6    Directors and Officers.
(a)    At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become and constitute all of the directors of the Surviving Corporation, to serve in such capacity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation and applicable Law.
(b)    At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become and constitute all of the officers of the Surviving Corporation, to serve in such capacity until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation and applicable Law.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:
(a)    Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, and in each case not held on behalf of third parties, (ii) Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held in a fiduciary capacity on behalf of third parties (the Shares referred to in the foregoing clause (i) and this (ii), collectively, the “Cancelled Shares”), and (iii) Shares, if any, owned by any direct or indirect wholly owned Subsidiary of the Company (which Shares shall remain outstanding, except that the number of such Shares owned by such Subsidiaries may be adjusted following the Merger to maintain relative ownership percentages) (the Shares referred to in this clause (iii), “Subsidiary Shares”)) shall be converted automatically into and shall thereafter represent the right to receive $17.12 per share in cash, without interest and subject to Tax withholding, in accordance with the provisions of Section 3.3 (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 3.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article III.

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(b)    Cancellation of Cancelled Shares. At the Effective Time, each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.
(c)    Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation except for those shares which shall remain outstanding pursuant to clause (iii) of Section 3.1(a), if any.
3.2    Treatment of Company Equity Awards.
(a)    Treatment of Restricted Shares. Immediately prior to the Effective Time, each outstanding Restricted Share shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right of the holder of such Restricted Share to receive (without interest), an amount in cash equal to the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment (as provided in Section 3.3(f)), which amount will vest and be payable by the Surviving Corporation, subject to the applicable holder’s continued employment through the applicable vesting date, (A) with respect to Restricted Shares that are not vested in accordance with their terms at the Effective Time, (i) fifty percent (50%) upon the 60-day anniversary of the date that the Effective Time occurs (or the next payroll date following such anniversary) and (ii) fifty percent (50%) at or promptly after the Effective Time, and (B) with respect to Restricted Shares that are vested as of the Effective Time in accordance with their terms, at or promptly following the Effective Time, and in all cases, without any interest for the period from the Effective Time until such date (with respect to each Restricted Share, such applicable date, the “Restricted Share Payment Date”); provided, that if the employment of a holder of Restricted Shares is, following the Effective Time, but prior to the applicable Restricted Share Payment Date, terminated for any reason other than (x) by Parent or any of its Affiliates (including the Surviving Corporation) for “Cause” (as such term is defined in the Company Stock Plan) or (y) by such holder without Good Reason, then, in the case of each of the foregoing clauses (x) and (y), the payment described in this Section 3.2(a) shall be accelerated to the next practicable payroll date after the date of such termination. For purposes of this Section 3.2(a), the term “applicable vesting date” means, (X) with respect to the foregoing clause (A)(i), the 60-day anniversary of the date that the Effective Time occurs, (Y) with respect to the foregoing clause (A)(ii), the Effective Time and (Z) with respect to the foregoing clause (B), the date that the applicable underlying Restricted Share otherwise vested in accordance with its terms.
(b)    Treatment of Performance Share Units. Immediately prior to the Effective Time, each outstanding PSU (other than any Road to 300 PSU) shall automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right of the holder of such PSU to receive (without interest), an amount in cash equal to (I) the product of (A) the target number of Shares subject to such PSU immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration, less (II) applicable Taxes required to be withheld with respect to such payment (as provided in Section 3.3(f)), which amount shall vest and be payable by the Surviving Corporation, subject to the applicable holder’s continued employment through the applicable payment date, (A) with respect to PSUs that are not vested in accordance with their terms at the Effective Time, (i) fifty percent (50%) upon the 60-day anniversary of the date that the Effective Time occurs (or the next payroll date following such anniversary) and (ii) fifty percent (50%) at or promptly after the Effective Time, and (B) with respect to PSUs that are vested as of the Effective Time in accordance with their terms, at or promptly following the Effective Time, and in all cases, without any interest for the period from the Effective Time until such date (with respect to each PSU, such applicable

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date, the “PSU Payment Date”); provided, that if the employment of a holder of PSUs is, following the Effective Time, but prior to the applicable PSU Payment Date, terminated for any reason other than (x) by Parent or any of its Affiliates (including the Surviving Corporation) for “Cause” (as such term is defined in the Company Stock Plan) or (y) by such holder without Good Reason, then, in the case of each of the foregoing clauses (x) and (y), the payment described in this Section 3.2(b) shall be accelerated to the next practicable payroll date after the date of such termination. Each Road to 300 PSU shall automatically and without any required action on the part of the holder thereof, be cancelled immediately prior to the Effective Time without the payment of any consideration to the holder thereof. For purposes of this Section 3.2(b), “applicable vesting date” means, (X) with respect to the foregoing clause (A)(i), the 60-day anniversary of the date that the Effective Time occurs, (Y) with respect to the foregoing clause (A)(ii), the Effective Time and (Z) with respect to the foregoing clause (B), the date that the applicable underlying PSU otherwise vested in accordance with its terms.
(c)    Dividends and Dividend Equivalents. Where holders of Restricted Shares or PSUs are entitled to Accrued Dividends in respect of such awards, the Surviving Corporation shall pay to the holders of such awards the cash amounts in respect of such Accrued Dividends, less applicable Taxes required to be withheld with respect to such payment (as provided in Section 3.3(f)), on the same date that the corresponding payment is made under Section 3.2(a) or 3.2(b) in respect of the underlying Restricted Share or PSU, as applicable. For PSUs, the total number of shares of Common Stock with respect to which Accrued Dividends shall be payable shall be determined in the manner set forth in Section 3.2(b).
(d)    Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and use reasonable best efforts to take any actions which are necessary to effectuate the provisions of this Section 3.2.
(e)    Deposit. At or immediately following the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Restricted Shares and/or PSUs (after giving effect to any required Tax withholdings as provided in Section 3.3(f)). As promptly as reasonably practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date, Parent shall cause the Company or the Surviving Corporation to pay the applicable holders of Restricted Shares and PSUs that are cancelled and converted pursuant to Sections 3.2(a) or 3.2(b), as applicable all amounts required to be paid to such holders in respect of such Restricted Shares or PSUs through the Company’s or the Surviving Corporation’s payroll system or payroll provider, as the case may be. Notwithstanding the foregoing, if any payment owed to a holder of Restricted Shares and/or PSUs pursuant to Sections 3.2(a) or 3.2(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then Parent shall cause the Surviving Corporation to issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter).
3.3    Surrender of Shares.
(a)    Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in a form reasonably acceptable to the Company with a paying agent selected by Parent, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 3.1(a). (i) At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in U.S. dollars in immediately available funds, that, when taken together

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with the amount to be deposited by the Company pursuant to clause (ii) below, is sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Subsidiary Shares) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(a); and (ii) at the Closing, after all of the conditions to the Merger set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, each of which is capable of being satisfied at Closing) or waived (if permissible under applicable Law) and Parent has irrevocably confirmed in writing that it will consummate the Closing, then the Company shall, in consultation with and in accordance with the directions having been given by Parent at least three (3) Business Days prior to the Closing Date, deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(a), an amount of cash of the Company and its Subsidiaries designated by Parent (such designation to be made no less than three (3) Business Days prior to the Closing Date), which amount shall not exceed the Available Cash Amount. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, a division of The McGraw-Hill Companies, Inc., respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of any such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Article III shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 3.3(a) shall not be used for any purpose other than as contemplated by this Section 3.3(a).
(b)    Exchange Procedures.
(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Subsidiary Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by Parent and the Company prior to the Closing, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may agree prior to the Closing, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

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(ii)    Certificates. Upon surrender of one or more Certificates to the Paying Agent, in accordance with the terms of such transmittal materials and instructions as contemplated in Section 3.3(b)(i) above, the holder of record of such Certificate(s) shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificate(s) by (B) the Per Share Merger Consideration, and the Certificate(s) so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.
(iii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to the Paying Agent or the Surviving Corporation in order to receive the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Subsidiary Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in U.S. dollars in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.
(iv)    Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares is properly presented to the Paying Agent accompanied by all reasonable documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(v)    Cash Balances. The Company shall deliver to Parent, upon written request delivered to the Company at least ten (10) Business Days prior to the anticipated Closing Date, a written notice delivered no later than five (5) Business Days prior to the anticipated Closing Date setting forth, in each case as of the close of business on the immediately preceding Business Day, the reasonable estimated aggregate cash balances (as determined by the Company in good faith) held by the Company and its Subsidiaries (by Subsidiary) as well as the reasonable estimated amounts of such cash balances (as determined by the Company in good faith) that are not being used for other purposes and that are available to be utilized in respect of the obligations set forth in Section 3.3(a) (the “Available Cash Amount”).
(vi)    Until surrendered as contemplated by this Section 3.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Subsidiary Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per

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Share Merger Consideration as contemplated by this Article III. Any Per Share Merger Consideration paid upon surrender of a Certificate or Book-Entry Share pursuant to this Section 3.3(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Shares or the Shares represented by such Certificates, as applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.
(c)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Subsidiary Shares) who has not theretofore complied with this Article III shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) upon delivery of evidence of Certificates or Book-Entry Shares reasonably acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 3.3(b) upon due surrender of its Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.
(d)    Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article III, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III. The Per Share Merger Consideration paid upon the surrender of Certificates or receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.
(e)    Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to the amount the holder of such Certificate is entitled as set forth in Section 3.3(b)(ii).
(f)    Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, to any holder of Shares, Restricted Shares or PSUs, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, Parent or the Surviving Corporation, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which

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such deduction and withholding was made by the Paying Agent, Parent or the Surviving Corporation, as the case may be.
3.4    Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.4 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after December 30, 2015 (the “Applicable Date”) and at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (A) under the captions “Risk Factors”, “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and (B) in any other disclosures contained or referenced therein relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 4.1, Section 4.2, Section 4.3, Section 4.4 or Section 4.5; or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being acknowledged and agreed that (x) disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face and (y) any matter disclosed in the SEC Reports between the Applicable Date and the date hereof shall be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such SEC Reports that it is applicable to such section of the Company Disclosure Schedule.
4.1    Organization, Standing and Power.
(a)    The Company is a corporation duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the State of Nevada and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the amended and restated articles of incorporation of the Company (the “Articles of Incorporation”) and the amended and restated bylaws of the Company (the “Bylaws”), in

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each such case, as currently in effect as of the date hereof. The Articles of Incorporation and the Bylaws are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein.
4.2    Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to approve this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the Nevada Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles as to enforceability (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders in accordance with the NRS, (ii) approved and adopted this Agreement, (iii) recommended that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger in accordance with the NRS (the “Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval. The only vote of the stockholders of the Company required to approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.
4.3    No Conflicts; Governmental Approvals.
(a)    Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach or violate the Articles of Incorporation or Bylaws or the comparable charter or organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach, violation or default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Material Contract, except, in the case of the foregoing clause (ii) and this clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.
(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act

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(including the filing of the Proxy Statement), and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS, (v) the filing with the SEC of the Proxy Statement in definitive form and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company or (B) have, individually or in the aggregate, a Material Adverse Effect.
4.4    Capitalization. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
(a)    As of July 3, 2017 (the “Capitalization Date”):
(i)    no shares of Preferred Stock were issued and outstanding;
(ii)    65,717,593 shares of Common Stock (inclusive of Restricted Shares) were issued and outstanding and 192,989 shares of Common Stock were held by the Company in its treasury; and
(iii)    there were (A) 933,893 Restricted Shares outstanding, and (B) 1,078,392 shares of Common Stock underlying outstanding PSUs (calculated based on deemed target level performance achievement), in each such case as granted or provided for under the Company Stock Plan, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding.
(b)    From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the vesting of PSUs, in each case in accordance with the terms of the Company Stock Plan. Except as set forth in Section 4.4(a) or on Section 4.4(b) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are not outstanding and authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) subscriptions, options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of or any other equity interests in the Company or its Subsidiaries or (D) restricted stock, calls, restricted stock units, stock appreciation rights, performance stock, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (A), (B), (C), and (D), collectively, “Company Securities”), and there are no (E) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock and voting securities of, or other equity interests in, the Company, (F) obligations or binding commitments of any character restricting the transfer of any shares of capital stock and voting securities of, or other equity interests in, the Company to which the Company is a party or by which it is bound or (G) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities and (ii) there are no outstanding contractual obligations of the Company or any Subsidiary to (1) repurchase, redeem or otherwise acquire any Company Securities, (2) grant, extend or enter into any subscription, option,

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warrant, call, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock and voting securities of, or other equity interests in, the Company or any of its Subsidiaries or (3) provide funds to, or make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in or assume any liability or obligation to, any other Person. All outstanding Shares, and all Shares reserved for issuance as noted in Section 4.4(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a Subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for such transfer restrictions of general applicability as may be provided under the Securities Act. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no accrued or unpaid dividends or dividend equivalent rights with respect to any Shares, Restricted Shares or PSUs except for the Accrued Dividends.
(c)    Section 4.4(c) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Restricted Shares and PSUs, and, with respect to each, the type of award, the date of grant, the number of shares of Common Stock subject to such award and the vesting date thereof.
(d)    Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, including any voting trusts, rights agreements or other similar agreements, understandings or Contracts to which the Company or any of its Subsidiaries is a party.
4.5    Subsidiaries. Section 4.5 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the jurisdiction of organization of each such Subsidiary. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.6    JV Entities. Section 4.6 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each other corporation, partnership, limited liability company or other person that is not a Subsidiary of the Company but in which the Company, directly or indirectly, holds an equity interest (each such person, a “JV Entity”, and each such interest, a “JV Interest”). All JV Interests are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens). There are no pending (or to the Knowledge of the Company, threatened) suits, claims, actions, proceedings, arbitrations, mediations or investigations (each, an “Action”) against any JV Entity or any of its subsidiaries that would be disclosable under Section 4.10(a)(ii) (substituting “JV Entity” for the

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“Company”), except for any such Action that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.7    SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)    The Company has filed on a timely basis or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since the Applicable Date through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, (i) the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the applicable rules and regulations promulgated thereunder and other applicable law, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. None of the Company’s Subsidiaries is currently required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC.
(b)    Each of the audited and unaudited consolidated or interim (as applicable) financial statements of the Company and its Subsidiaries (including all notes thereto) included in the SEC Reports (i) complied at the time that it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or for normal year-end adjustments as permitted by GAAP) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity for the periods indicated. Except as set forth in Section 4.7(b) of the Company Disclosure Schedule, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review. There has been no material correspondence between the SEC and the Company from the Applicable Date to the date of this Agreement that is not available on EDGAR or that has not otherwise been disclosed to Parent prior to the date of this Agreement. From the Applicable Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any material unresolved complaint, allegation, assertion or claim in writing regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls that has not otherwise been disclosed to Parent prior to the date of this Agreement. From the Applicable Date to the date of this Agreement, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

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(c)    From the Applicable Date, (i) the Company is and has been in compliance in all material respects with the applicable provisions of SOX; and (ii) each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the SEC Reports, and the statements contained in such certifications are true, correct and complete. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(d)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(e)    The Company maintains “disclosure controls and procedures” (as such terms are defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.
(f)    Except (i) as disclosed, reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its Subsidiaries contained in the Company’s annual report on Form 10-K for the period ended December 27, 2016; (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 27, 2016; (iii) for liabilities or obligations which have been discharged, paid in full or accrued for prior to the date of this Agreement; and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)    Except as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
(h)    Since the Applicable Date, none of the Company, the Company’s independent public accountants or the Board of Directors of the Company (or any committee thereof) has identified or received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) “material weakness” or significant deficiency in the design or operation of the internal controls over financial reporting of the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (iii) fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
(i)    No Subsidiary of the Company is, or has at any time since the Applicable Date, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

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4.8    Compliance With Laws; Permits.
(a)    Neither the Company nor its Subsidiaries is in violation of, nor since the Applicable Date has been in violation of, and each of the Company and its Subsidiaries are, and since the Applicable Date have been, in compliance with, any Law applicable to the Company or any of its Subsidiaries, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Company and its Subsidiaries have all permits, registrations, licenses, authorizations, exemptions, certificates, orders, easements, variances, consents, grants, approvals and franchises from Governmental Authorities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Permits”), except for any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    For the five years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries, directors, officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, or any other Person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act or any other applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”) or (ii) has directly or indirectly made, offered, agreed to, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. Since July 1, 2012, the Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to prevent and detect violations of and otherwise ensure compliance with all Anti-Corruption Laws; and the Company and its Subsidiaries have maintained accurate books and records in compliance with all Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has, since July 1, 2012, received any written notice from any Governmental Authority alleging any violation, received any allegations whether internally or externally, conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any Anti-Corruption Laws related to the Company or any of its Subsidiaries, nor to the Knowledge of the Company do they have any reasonable basis to believe such a violation may have occurred.
(c)    The operations of the Company and its Subsidiaries in connection with the business of the Company are, and for the five years preceding the date of this Agreement have been, conducted in compliance with all applicable financial recordkeeping and reporting requirements and Anti-Money Laundering Laws. Neither the Company nor any of its Subsidiaries have, since the Applicable Date, received any written notice from any Governmental Authority alleging any violation, received any allegations whether internally or externally, conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any Anti-Money Laundering Law related to the Company, nor to the Knowledge of the Company do they have any reasonable basis to believe such a violation may have occurred.
(d)    The Company and each of its Subsidiaries are, and for the five years preceding the date of this Agreement have been, in compliance with all applicable International Trade Laws. The Company and its Subsidiaries have obtained all necessary approvals or licenses from, and made all filings with, any Governmental Authority required to fulfill any material commitments or obligations of the Company or its Subsidiaries that are currently pending or have been pending since the Applicable Date. Neither the Company nor any of its Subsidiaries has, since July 1, 2012, received any written or, other communication from any Governmental Authority that alleges that the Company or any Subsidiary is not, or may not be, in material compliance with, or has, or may have, any material liability under, any applicable International Trade Law

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or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any applicable International Trade Laws related to the Company or any of its Subsidiaries, nor do they have any reasonable basis to believe such a violation may have occurred.
(e)    Neither the Company, nor its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, or any other Persons acting on behalf of the Company or its Subsidiaries, is a person that designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or located, organized or resident in a country or territory that is the subject of comprehensive sanctions imposed by the United States, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria and the Crimean region of the Ukraine). For the five (5) years preceding the date of this Agreement, neither the Company nor its Subsidiaries have participated in or otherwise engaged in any transaction or otherwise dealt directly or indirectly with any such designated person or any country or territory subject to comprehensive sanctions imposed by the United States, European Union or United Kingdom.
4.9    Material Contracts.
(a)    Except (i) for this Agreement, (ii) for the Contracts filed no less than two (2) Business Days prior to the date hereof as exhibits to the SEC Reports, (iii) for the Company Plans and Company Stock Plan or (iv) as set forth in Section 4.9 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, deed of trust, purchase or sale order or other contract, commitment, agreement, instrument, binding obligation, arrangement, understanding, undertaking, permit, concession or franchise, lease, license or other instrument or obligation, in each case, whether written or oral (each, a “Contract”) of the following type:
(i)    any Contract pursuant to which the Company or any of its Subsidiaries manages any real property, resort, country club, lunch club or other establishment and under which the Company or any of its Subsidiaries derives annualized management fees in excess of $50,000 in each such case;
(ii)    any Contract providing for the sale by the Company and/or its Subsidiaries of a good and/or service of more than $100,000 in each such case during the Company’s fiscal year ended December 27, 2016, which Contract is not fully performed by the Company and its Subsidiaries as of the date of this Agreement;
(iii)    any Contract providing for the purchase by the Company and/or its Subsidiaries of a good and/or service from third party vendors or suppliers of more than $250,000 in each such case during the Company’s fiscal year ended December 27, 2016 that is not terminable without material penalty on 90 days or shorter notice by the Company or any of its Subsidiaries;
(iv)    any Contract that contains covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area that, in each such case, are material to the Company and its Subsidiaries taken as a whole as of the date of this Agreement (other than leases for business clubs containing express limitations therein of the type described in this Section 4.9(a)(iv)) or materially restrict the ability of the Company or any of its Subsidiaries to solicit or hire any employee or consultant (other than Contracts with limitations on soliciting or hiring provisions entered into in the ordinary course of business);

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(v)    any joint venture, partnership or other similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole (other than any such Contract with respect to any partnership or joint venture that is wholly owned by the Company or any of its Subsidiaries);
(vi)    any Contract with a top-ten supplier or vendor to the Company and its Subsidiaries, taken as a whole (based on the magnitude of payments by the Company or any such Subsidiary over the twelve (12) months ended December 31, 2016);
(vii)    other than the Company Plan listed on Section 4.12(a) of the Company Disclosure Schedule, each indemnification, employment, consulting or other material Contract with (A) any member of the Company Board or (B) any executive officer of the Company, in each case, other than those Contracts (or forms of) (1) filed as exhibits (including exhibits incorporated by reference) to any SEC Reports or (2) terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;
(viii)    any indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which any funded indebtedness of the Company or any of its Subsidiaries, in each case in excess of $1,000,000, is outstanding (other than any such Contract between or among any of the Company and any of its Subsidiaries);
(ix)    any Contract that requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) in any such case in excess of $1,000,000;
(x)    any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or expressly prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;
(xi)    any Real Property Lease for which the aggregate annual rent or similar charges exceeds $50,000 (other than Real Property Leases between the Company and any of its Subsidiaries or between such Subsidiaries);
(xii)    any material Contract with any Governmental Authority (including any material settlement, conciliation or similar agreement or arrangement);
(xiii)    any Contract with respect to any acquisition and divestiture pursuant to which the Company or any of its Subsidiaries has “earn-out” or other deferred payment obligations, in each case, that would reasonably be expected to result in payments in excess of $50,000;
(xiv)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business; and
(xv)    any Contract where the Company grants or receives rights in or to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, excluding commercially available, non-exclusive licenses.

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Each Contract (i) set forth in Section 4.9(a) of the Company Disclosure Schedule or (ii) filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan), is referred to herein as a “Material Contract”.
(b)    Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as the date hereof (x) the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under, any Material Contract, (y) no event or condition has occurred or exists that with notice or lapse of time, or both, would constitute such a breach, default or violation and neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract and (z) none of the Company or any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Material Contract.
4.10    Absence of Certain Changes.
(a)    Since December 27, 2016 through the date of this Agreement, except for events giving rise to, or contemplated by, this Agreement or as set forth in Section 4.10 of the Company Disclosure Schedule, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 6.1(b)(i), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(viii), Section 6.1(b)(xiii), Section 6.1(b)(xiv), Section 6.1(b)(xvi), Section 6.1(b)(xviii) or Section 6.1(b)(xix).
(b)    Since December 27, 2016, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.
4.11    Legal Proceedings. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no Actions pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement. There are no inquiries, investigations or reviews, in respect of which the Company has received written notice, by any Governmental Authority or internal investigations or reviews pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As of the date of this Agreement, there are no settlements of any Actions to which the Company or any of its Subsidiaries is a party that are material to the Company or its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries have material continuing obligations.

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4.12    Employee Benefit Matters.
(a)    Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. A “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other employee benefit plan, policy, program or arrangement providing compensation or benefits, including bonus plans, employment, severance, fringe benefits, change in control, retention, incentive equity or equity-based compensation, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has an obligation to contribute as of the date of this Agreement for the benefit of any current, former or retired employee, director or consultant of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, contingent or otherwise, excluding, in each case, the “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA set forth on Section 4.12(e) of the Company Disclosure Schedule.
(b)    With respect to each material Company Plan set forth on Section 4.12(a) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete copy thereof to the extent in writing or in the case of any unwritten material Company Plan, a written description thereof, and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the IRS, (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) all material written communications to any Governmental Authority relating to such material Company Plan, if any.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, rules and regulations and (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to adversely affect such qualification.
(d)    Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, no Company Plan provides for post-employment or retiree health, medical or life insurance benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws at the sole expense of the former employee.
(e)    (i) No Company Plan is a plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code and (ii) neither the Company nor any of its Subsidiaries has, during the six-year period ending on the date of this Agreement, maintained, contributed to or been required to contribute to any such plan. Neither the Company nor any of its Subsidiaries has any unsatisfied liability under Title IV of ERISA and, to the Knowledge of the Company, no condition exists that is reasonably likely to cause the Company or any of its Subsidiaries to incur a liability under Title IV of ERISA. Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, or within the six-year period ending on the date of this Agreement has had, contributed to, been required to contribute to, or has or within the six-year period ending on the date of this Agreement has had any obligation or liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any plan that is

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a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. No Company Plan is a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA).
(f)    Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code. Each material Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all material respects with Section 409A of the Code.
(g)    Except as set forth in Section 4.12(g) of the Company Disclosure Schedule or as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby would (either alone or in combination with another event) (i) entitle any Company Employee or director or consultant of the Company or any of its Subsidiaries to any compensation or benefit; (ii) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefit due any such Company Employee or director or consultant of the Company or any of its Subsidiaries or (iii) result in any payments or benefits that would not reasonably be expected to be deductible under Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.
4.13    Labor. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar agreement with any labor organization or other representative of any Company Employees, nor is any such agreement being negotiated by the Company as of the date hereof. As of the date hereof, there are no material strikes, material work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no (a) unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (b) to the Knowledge of the Company, union organizing efforts regarding any Company Employees, or (c) liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remain unsatisfied. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened actions or proceedings relating to employees or employment practices. Except for such instances of noncompliance as would not have a Material Adverse Effect, each of the Company and its Subsidiaries is, and has been during the past three (3) years, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices. To the Knowledge of the Company, each employee, officer, director and consultant of the Company and any of its Subsidiaries has all work permits, immigration permits, visas, or other authorizations required by applicable Law for such service provider given the duties and nature of such service provider’s services. To the Knowledge of the Company, a properly completed Form I-9 is on file with respect to each employee of the Company and its Subsidiaries. To the Knowledge of the Company, except as otherwise provided in the SEC Reports prior to the date of this Agreement, no senior employee of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment.
4.14    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its Subsidiaries which are material to the Company and its Subsidiaries taken as a whole (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its Subsidiaries operate (b) all

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premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof and (c) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a breach or default under, or permit termination or modification of, any of such insurance policies. Section 4.14 of the Company Disclosure Schedule contains a true, correct and complete list of all insurance policies in effect as of the date of this Agreement that are material to the business of the Company and its Subsidiaries, taken as a whole.
4.15    Real Property.
(a)    Owned Real Property.
(i)    Section 4.15(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the address of each Owned Real Property. The Leased Real Property and Owned Real Property constitute all of the real property owned, leased or occupied by the Company and its Subsidiaries. The Company has made available to Parent true, complete and accurate copies of any and all deeds, title insurance policies or title reports evidencing ownership of the Owned Real Property, together with copies of the most recent surveys of the same, in each case, obtained by the Company or in the Company’s possession. Except for Permitted Liens, with respect to each Owned Real Property: (A) the Company or a Subsidiary of the Company, as applicable, has good, valid and marketable fee simple title to each parcel of Owned Real Property; (B) the Company or a Subsidiary of the Company, as applicable, has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof. Except as set forth in Section 4.15(a)(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any agreement or option to purchase any real property or interest therein. As of the date hereof, there exists no pending or, to the Knowledge of the Company, threatened condemnation, requisition or taking by any Governmental Authority with respect to any Owned Real Property.
(ii)    Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Owned Real Property or Leased Real Property or any interest of the Company or any Company Subsidiary in any Owned Real Property or Leased Real Property is subject to any outstanding agreement of sale, transfer or lease (other than any tenant lease) or any option or any other right of any Person to acquire any interest therein that was granted by the Company or any Subsidiary of the Company.
(iii)    To the Knowledge of the Company, the buildings, fixtures and other improvements on the Owned Real Property (and the Leased Real Property, in the case of any Leased Real Property which is subject to a so-called “net” lease) are in good operating condition, working order and repair, ordinary wear and tear excepted, and suitable for the purpose for which they are being used by the Company or a Subsidiary of the Company, as applicable, except in each case, for such repairs and improvements being effected in connection with the capital expenditures and maintenances contemplated in the Approved Budget.
(b)    Leased Real Property. Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, licenses and other similar real property agreements (together with any amendments or modifications thereto) granting a right to use, occupy or access the Leased Real Property (each a “Real Property Lease”) pursuant to which the Company or a Subsidiary of the Company, as applicable, is party as of the date of this Agreement. The Company has made available to Parent true, complete and accurate copies of each Real Property Lease. Except as would not have or reasonably be

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expected to have, individually or in the aggregate, a Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to the Bankruptcy and Equity Exception). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Real Property Leases is valid, binding and in full force and effect and the Company or a Subsidiary has good leasehold title to all Leased Real Property. Neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party is in breach or violation of, or default under, any of the Real Property Leases in any material respect and neither the Company nor any Subsidiary has taken or failed to take any action which, with notice, lapse of time, or both, would constitute such a default and neither the Company nor any Subsidiary has received or given any claim of default under any such agreement which remains uncured. Except as disclosed in Section 4.15(b) of the Company Disclosure Schedule and for those which are a Permitted Lien, (I) there are no written or oral subleases, concessions or other contracts granting to any Person other than the Company or a Subsidiary of the Company the right to use or occupy all or any portion of any Leased Real Property and (II) there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property.
4.16    Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    The Company and each of its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes required to be paid (whether or not shown as due on such filed Tax Returns) and have established adequate reserves, in accordance with GAAP, in the consolidated financial statements of the Company included in the SEC Reports for any Taxes that are not yet due as of the date of such financial statements; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(b)    Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, no Tax audits, examinations, investigations or other proceedings with respect to any Tax liability of the Company or any of its Subsidiaries are currently pending.
(c)    Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, there are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.
(d)    Neither the Company nor any of its Subsidiaries has (i) participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law) or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law).
(e)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which is the Company), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries)

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under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.
(f)    Neither the Company nor any of its Subsidiaries has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.
(g)    No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(h)    Except as set forth on Section 4.16(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Law; (ii) any closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.
4.17    Intellectual Property.
(a)    Section 4.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered and applied for Intellectual Property owned by the Company and its Subsidiaries. The Company and its Subsidiaries either (A) exclusively own the Intellectual Property necessary to the conduct of their business as currently conducted, free and clear of all Liens except Permitted Liens, or (B) otherwise have a right to the Intellectual Property necessary to the conduct of their businesses as currently conducted (provided that neither of the foregoing will be read as a non-infringement representation).
(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)    All of the registrations and applications set forth on Section 4.17(a) of the Company Disclosure Schedule are subsisting and unexpired and, to the Knowledge of the Company, valid and enforceable, and payment of all renewal and maintenance fees and expenses, and all filings related thereto, each with a due date prior to the date hereof, have been duly made.
(ii)    (A) Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written notice asserting that the Company or its Subsidiaries are infringing, violating or

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misappropriating a third party’s Intellectual Property, (B) there is no Action pending or, to the Knowledge of the Company, threatened in writing alleging infringement, violation or misappropriation of or challenging the Company’s or any of its Subsidiaries’ rights in or to any of the Company’s Intellectual Property and the Company and its Subsidiaries’ current conduct of their businesses does not, and the conduct of their businesses during the past two (2) years prior to the date of this Agreement did not, infringe, violate or misappropriate the Intellectual Property of any third party (except that with respect to patents, the foregoing representation in Section (B) hereof is being made to the Knowledge of the Company), and (C) to the Knowledge of the Company, the Intellectual Property of the Company and its Subsidiaries is not being infringed, violated or misappropriated by any third party.
(iii)    The Company and its Subsidiaries have taken commercially reasonable efforts to protect and maintain their trade secrets and confidential information (including personal information) and the integrity, continuous operation and security of their software, networks and systems, and as of the date hereof, to the Knowledge of the Company, there have been no material breaches, outages or violations of same. As of the date hereof, all software, networks and systems used by the Company or any of its Subsidiaries in the conduct of their businesses: (A) operate and perform in conformance with the needs of the businesses of the Company and its Subsidiaries as currently conducted; (B) are, to the Knowledge of the Company, free from any software defect; (C) are sufficient in all material respects as is necessary for the businesses of the Company and its Subsidiaries as currently conducted; and (D) during the past two (2) years prior to the date of this Agreement, have not experienced or been affected by any failures, breakdowns, continued substandard performance or other adverse events that have caused any disruption or interruption to the business of the Company and its Subsidiaries that have not been remedied or replaced and/or that are otherwise in the process of being remedied or replaced.
(iv)    The Company and its Subsidiaries have posted policies with respect to privacy and the collection of personal information (the “Privacy Policy”). The Company and its Subsidiaries are in compliance with, in all material respects, the Privacy Policies that were posted at the time personal information was collected and, to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such personal information. The Company and its Subsidiaries have reasonable security measures in place to protect personal information stored in their computer systems from unlawful use by any third party or any other use by a third party that would violate any Privacy Policy as it existed at the time that personal information was collected. The execution, delivery and performance of the transactions contemplated by this Agreement do not violate any applicable Privacy Policy and, upon Closing, Parent will own all such personal information and continue to have the right to use such personal information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to the collection or use of personal information. To the Knowledge of the Company, the Company and each of its Subsidiaries complies with, and has complied with since the Applicable Date, the Payment Card Industry’s Data Security Standard except for any non-compliance that would not reasonably be expected to have a material impact on the business of the Company or a Subsidiary.
4.18    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a)  the Company and its Subsidiaries are, and for the three years prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has all Permits required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is, and for the three years prior to the date of this Agreement has been, in compliance with the requirements of such Permits and has timely applied for all required renewals of same; (c) neither the Company nor any of its Subsidiaries has received, as of the date hereof, written notice of any pending or threatened administrative, regulatory or judicial actions,

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suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings regarding any Environmental Law against the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has Released any Hazardous Materials, and to the Knowledge of the Company there are no Hazardous Materials otherwise present, at any real properties owned, leased or operated by the Company or any of its Subsidiaries, or to the Knowledge of the Company, at any real properties formerly owned, leased or operated by the Company or any of its Subsidiaries, under conditions or in concentrations that would reasonably be expected to result in (i) an order from any Governmental Authority, or any current obligation to act under any applicable Environmental Laws, for clean up or remediation of Hazardous Materials, or (ii) an action, suit or proceeding by any private party or Governmental Authority under any applicable Environmental Laws, in either case of clause (i) or (ii) against the Company or any of its Subsidiaries; and (e) the Company and its Subsidiaries are not subject to any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or settlement agreement imposing any obligations or liabilities on the Company or any of its Subsidiaries relating to or arising under Environmental Laws.
4.19    Affiliate Transactions. Except for (i) as filed or incorporated by reference as an exhibit to an SEC Report filed by the Company prior to the date hereof and since the Applicable Date and (ii) any employment-related agreements, as of the date hereof, no Company Related Party is a party to any Contract or transaction with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any property owned or used by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since the Applicable Date (a “Company Affiliate Transaction”). Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or its Subsidiaries in a similar transaction with an unaffiliated third party. To the Knowledge of the Company, no Company Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or, except as set forth in Section 4.19 of the Company Disclosure Schedule, serves as an officer or director or in another similar capacity of, any vendor or other independent contractor of the Company or any of its subsidiaries, or any person which has a Contract with the Company or any of its subsidiaries.
4.20    Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.
4.21    Solvency. As of immediately prior to the Effective Time, but without giving effect to the Merger or any other repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters in connection with and contingent upon the Closing, the Company will be Solvent.

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4.22    Opinions of Financial Advisors. Jefferies LLC and Wells Fargo Securities, LLC (collectively, the “Financial Advisors”) have delivered to the Board of Directors of the Company separate written opinions (or oral opinions to be confirmed in writing) to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and matters set forth therein, the Per Share Merger Consideration to be paid to the holders of Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, correct and complete copy of the Financial Advisors’ written opinions will be promptly (and in any event, within 48 hours) forwarded to Parent solely for informational purposes after receipt thereof by the Company.
4.23    Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 5.10, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under Laws applicable to the Company is applicable to this Agreement or the transactions contemplated hereby, including the Merger.
4.24    No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.
4.25    Budget. Section 4.25 of the Company Disclosure Schedule sets forth a true, correct and complete copy of the budget (including planned capital expenditures) of the Company and its Subsidiaries for the fiscal year 2017 that has been approved by the Board of Directors of the Company (the “Approved Budget”).
4.26    No Dissenter’s Rights. No holder of any shares of Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the transactions contemplated hereby, including the Merger.
4.27    Initiation Deposits. As of March 21, 2017, based on the reasonable assumptions and ordinary course accounting practices of the Company (in consultation with its accountants and other relevant Representatives), (i) the aggregate amount of initiation deposits recorded by the Company and its Subsidiaries that were eligible to be refunded pursuant to any applicable Contract or Law within twelve (12) months of such date was, on a gross basis, the amount set forth opposite clause (i) on Section 4.27 of the Company Disclosure Schedule, (ii) the discounted present value (as determined by the Company in good faith) of such initiation deposits that may be refunded pursuant to any applicable Contract or Law in future years from such date (but not including the twelve (12) month period beginning from such date) was, on a gross basis, the amount set forth opposite clause (ii) on Section 4.27 of the Company Disclosure Schedule and (iii) the aggregate rate of redemption of such initiation deposits by the Company and its Subsidiaries to any Persons eligible to receive such initiation deposits pursuant to any applicable Contract or Law from December 28, 2016 to March 21, 2017 (measured as a percentage of the aggregate amount of initiation deposits refunded to all such Persons against the aggregate amount of such initiation deposits eligible to be so refunded during such period) is the percentage set forth opposite clause (iii) on Section 4.27 of the Company Disclosure Schedule. The Company has provided Parent with copies of all written substantive non-privileged correspondence and descriptions of the material terms of all other substantive non-privileged correspondence (including within the Company and/or with any relevant advisors to the Company and/or any Governmental Authority) concerning such initiation deposits and any audits or Actions relating thereto.
4.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of Parent and Merger Sub acknowledges and agrees that neither the Company

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nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Other than in the case of fraud, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:
5.1    Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the articles of incorporation and bylaws or other similar organizational documents of Parent and Merger Sub and each are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein.
5.2    Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly adopted by the Board of Directors of Merger Sub and the execution, delivery and performance of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub and promptly deliver to the Company evidence of its vote or action by written consent approving this Agreement in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize, adopt or approve this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the

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Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception.
5.3    No Conflicts; Governmental Approvals.
(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, will not (i) breach, violate or conflict with the articles of incorporation, bylaws or other governing documents of Parent, the articles of incorporation or bylaws of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a breach, violation or default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange, (iv) the signing and filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4    Vote / Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The approval of this Agreement by Parent as the sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
5.5    Legal Proceedings. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement. There are no

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inquiries, investigations or reviews by any Governmental Authority or internal investigations or reviews pending or, to the Knowledge of Parent, threatened with respect to Parent or Merger Sub or any of their respective Subsidiaries, except for those that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no settlements of any Actions to which Parent or Merger Sub or any of their respective Subsidiaries is a party that are material to Parent or Merger Sub or any of their respective Subsidiaries, taken as a whole, and under which Parent or Merger Sub or any of their respective Subsidiaries have material continuing obligations.
5.6    Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of one hundred (100) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other document related to this transaction and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.
5.7    Compliance With Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is in compliance with all Laws applicable to Parent and Merger Sub.
5.8    Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for, or related to, any of the transactions contemplated by this Agreement. As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of (i) the executed commitment letter, dated as of the date hereof, from the lenders, arrangers, bookrunners and agents party thereto (the “Debt Financing Sources”) (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein (the “Debt Financing”) for the purposes of funding a portion of the Financing Uses and (ii) the executed commitment letter, dated as of the date hereof, among Parent, the Guarantor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest cash in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company true, complete and correct copies of any fee letter with the fee amounts, economic, financial, dollar and ratio terms (including related dates) of the “market flex” provision and the economic, financial, dollar and ratio terms (including related dates) of the securities demand provisions redacted in a customary manner, none of which redactions covers terms that would (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries) or (ii) impose any new condition or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing. As of the date of this Agreement, (i) none of the Commitment Letters have been amended, supplemented or modified prior to the date of this Agreement, (ii) no such amendment, supplement or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is

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contemplated. Except for the fee letter referred to above and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which (i) reduces the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries) or (ii) imposes any new condition or otherwise adversely amends, modifies or expands any conditions precedent to the Debt Financing), there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing or the transactions contemplated hereby other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. As of the date hereof, Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof pursuant to the terms of the Commitment Letters and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms relating to the Debt Financing as and when they become due and payable prior to the Closing Date. As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, subject, in each case, to the Bankruptcy and Equity Exception. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter), other than as expressly set forth in the Commitment Letters and any related fee letter delivered to the Company on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under the Commitment Letters or (iii) result in any portion of the amounts to be funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date. As of the date hereof, assuming the satisfaction or waiver of conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied or that the full amount of the Financing will not be made available to Parent in full on the Closing Date. Assuming the Financing is funded and/or invested in accordance with the Commitment Letters, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article III, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Merger and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement to be prepaid or repaid and (iv) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder (clauses (i) through (iv), the “Financing Uses”).
5.9    Parent Guarantee. The Guarantor has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and has not been amended or modified. The Parent Guarantee is a (a) legal, valid and binding obligation of the Guarantor and of each of the other parties thereto and (b) enforceable in accordance with its respective terms against the Guarantor and each of the other parties subject to the Bankruptcy and Equity Exception. There is no default under the Parent Guarantee by the Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.
5.10    Ownership of Shares. None of Parent, Merger Sub or any of their respective Affiliates or Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement

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payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.
5.11    Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.
5.12    Interests in Competitors. Other than as set forth on Section 5.12 of the Company Disclosure Schedule, neither Parent nor any of its Affiliates competes directly in any markets or market segments within the lines of business of the Company or any of its Subsidiaries.
5.13    Solvency. Assuming (a) that the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or waived, (b) (i) the accuracy of the representations and warranties set forth in Article IV hereof and (ii) the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement and (c) that the Required Financial Information fairly presents the consolidated financial condition of the Company as at the end of the periods covered thereby and as of the Closing and the consolidated results of earnings of the Company for the periods covered thereby and as of the Closing, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Financing and the Available Cash Amount, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article III, the funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent.
5.14    Certain Arrangements. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, or authorized, committed or agreed to enter into any with any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement.
5.15    Access to Information; Disclaimers. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries,

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their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto (other than in the case of fraud).
5.16    No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
5.17    No Other Information. Except for the representations and warranties contained in this Article V, and other than in the case of fraud, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company or any other Person.
ARTICLE VI
COVENANTS
6.1    Conduct of Business of the Company Pending the Closing.
(a)    During the Interim Period, except (i) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, (ii) as required by applicable Law or Contract, (iii) as otherwise expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to: (A) conduct its and their respective businesses in the ordinary course of business in all material respects consistent with past practice, (B) maintain its and their existence in good standing pursuant to applicable Law and (C) to the extent consistent with the foregoing, use commercially reasonable efforts (1) to preserve intact its and their present business organizations and (2) to preserve its and their present material business relationships with its and their customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Authorities and other Persons with whom the Company or any of its Subsidiaries has business relations; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by Section 6.1(b).
(b)    During the Interim Period, except (i) as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Schedule, (ii) as required by applicable Law or Contract, (iii) as otherwise expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be

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unreasonably withheld, delayed or conditioned, except that with respect to Sections 6.1(b)(i), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(xvi), 6.1(b)(xvii) and 6.1(b)(xviii) and, solely with respect to the foregoing Sections, Section 6.1(b)(xx), Parent’s consent may be given, conditioned or withheld in its sole discretion), the Company shall not, and shall not permit its Subsidiaries to:
(i)    amend, modify, adopt by amendment or otherwise change its articles of incorporation or bylaws (including the Articles of Incorporation and the Bylaws) or other applicable governing instruments;
(ii)    other than in the ordinary course of business, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of equipment, inventory and other assets in the ordinary course of business or property or assets pursuant to existing Contracts as of the date hereof, or (B) acquisitions in the ordinary course of business and consistent with past practice not to exceed $5,000,000 in the aggregate;
(iii)    issue, sell, grant, authorize, pledge, dispose of or encumber (or authorize the issuance, sale, grant, pledge, disposition or encumbrance of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except (A) for the issuance of Shares upon the vesting of PSUs, (B) for any issuance, sale or disposition to the Company or a wholly-owned Subsidiary of the Company by any Subsidiary of the Company, (C) the grant of Restricted Shares, PSUs or any other award permitted to be granted under the Company Stock Plan, on terms and conditions consistent with Section 6.1(b)(iii) of the Company Disclosure Schedule), or (D) the pledging of equity interests of Subsidiaries as collateral as required by the Credit Facility;
(iv)    reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its Subsidiaries (or any warrants, options or other rights to acquire the foregoing) (except for the settlement of any Restricted Shares or PSUs pursuant to the terms of the Company Stock Plan in the ordinary course of business consistent with past practice);
(v)    create or incur any Lien, other than Permitted Liens, in excess of $1,000,000 of notional debt in the aggregate on any material assets of the Company or its Subsidiaries;
(vi)    make any loans, advances or capital contributions to, or investment in, any Person in excess of $250,000 in the aggregate, except for (A) loans, advances or capital contributions or investments among the Company and any of its Subsidiaries, in each case, in the ordinary course of business and consistent with past practice and (B) advances to directors or employees in the ordinary course of business, consistent with past practice, to cover costs and expenses reasonably incurred in their respective capacities as such;
(vii)    sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate,

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grant an easement in respect to, or otherwise encumber or restrict the use of (including by securitization), allow to expire, or dispose of, in a single transaction or series of transactions, any material assets (including Intellectual Property owned or used by the Company and its Subsidiaries), rights or properties, other than (A) sales, dispositions, licensing, expirations or lapses of equipment and/or inventory and other assets in the ordinary course of business consistent with past practices or pursuant to existing Contracts as of the date hereof, (B) assignments of subleases described on Section 6.1(b)(vii) of the Company Disclosure Schedule or (C) other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to the Company or any Subsidiary or of assets, rights or properties with fair market value (as determined in good faith by the Company) of less than $5,000,000 in the aggregate;
(viii)    declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (a) any dividend or distribution by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company and (b) the Accrued Dividends);
(ix)    other than (A) capital expenditures solely for maintenance purposes in the ordinary course of business consistent with past practices and (B) capital expenditures relating to reinventions (including both same-store and one-time acquisition-related reinventions) which have commenced prior to the date of this Agreement and which are set forth on the Approved Budget, incur, authorize or commit any capital expenditures;
(x)    other than in the ordinary course of business consistent with past practices or as required by Law, enter into, modify, amend or extend in any material respect or otherwise fail to perform the terms of or terminate any Material Contract (or any Contract that if entered into prior to the date of this Agreement would be a Material Contract if it had been in effect on the date of this Agreement) or Real Property Lease, in each case, other than (1) any such Contract that provides a binding commitment by (A) the Company or any of its Subsidiaries to make to a third party or (B) a third party to make to the Company or any of its Subsidiaries, in each case, payments of less than $500,000 in the aggregate annually or (2) any lease for real property that is not used for the purpose of a corporate or division headquarters and that provides for a current base rent equal to or less than $50,000 per month;
(xi)    except for borrowings under the Credit Facility in the ordinary course of business for working capital purposes and except for intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, incur indebtedness or issue debt securities in excess of $3,000,000 in the aggregate, or modify in any material respect in a manner adverse to the Company the terms of any such indebtedness or debt securities, or assume, guarantee or endorse the obligations of any Person (other than a Subsidiary of the Company), in each case, in excess of $3,000,000 in the aggregate, other than (A) indebtedness or guarantees incurred in respect of letters of credit issued in the ordinary course of business, (B) in replacement of indebtedness for borrowed money existing on the date hereof on terms substantially consistent with or more favorable to the Company than the indebtedness being replaced (other than indebtedness under the Credit Facility, the Mortgage Loan or the Senior Notes), (C) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of Subsidiaries of the Company incurred in compliance with this Section 6.1 or (D) any commodity, currency, sale or hedging agreements which can be terminated on ninety (90) days or less notice without penalty; provided that none of the foregoing shall have any prepayment, make-whole or similar penalties or provisions;
(xii)    except as may be specifically required under any Company Plan, (A) increase the compensation or benefits of any of its directors, officers, employees or consultants (including accelerating the vesting of any equity awards), other than base salary or wage increases for employees whose annual base

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cash compensation is less than $200,000 in the ordinary course of business consistent with past practice, (B) grant any retention, change in control, severance or termination pay to any current or former directors, officers, employees or individual consultants (except as required by applicable Law or Contract), other than severance payments to terminated non-executive employees that do not exceed $100,000 per employee, (C) except as is specifically permitted in this clause (xii), establish, adopt, enter into, amend or terminate any employment, consulting, retention, change in control or severance agreement or arrangement with any of its present or former directors, officers or other employees or individual consultants (or prospective employees or consultants), (D) grant or modify any equity or equity-based awards, except as permitted under Section 6.1(b)(iii), (E) loan or advance any money or any other property to any present or former director, officer, or employee of the Company or any Subsidiary, (F) hire any employee, director or individual consultant whose annual base cash compensation exceeds $250,000 or (G) terminate the employment of any officer or key executive of the Company or any of its Subsidiaries unless for cause or due to permanent disability, or terminate a material number of employees in the aggregate;
(xiii)    make any material change in any accounting principles or accounting policies, procedures or practices, or any methods of reporting income, deductions or other material items, except as may be necessary to conform to statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiv)    other than in the ordinary course of business, as required by applicable Law or GAAP or as set forth in Section 6.1(b) of the Company Disclosure Schedule, (A) make any material change to any method of Tax accounting, (B) make or change any Tax election, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Taxes, (E) file any amended Tax Return or (F) settle or compromise any material Tax liability, claim or assessment or any audit or proceeding related to Taxes, in each case which would be considered material to the Company and its Subsidiaries taken as a whole;
(xv)    enter into any collective bargaining agreement with any labor organization or other representative of any Company Employees;
(xvi)    enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities, equity interests or ownership interests;
(xvii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(xviii)    enter into or adopt any “poison pill” or similar stockholder rights plan that does not “grandfather” Parent, Merger Sub or their respective Affiliates as exempt from being a Person that can trigger such “poison pill” or such stockholder rights plan;
(xix)    other than as set forth in Section 6.1(b) of the Company Disclosure Schedule, waive, release, assign, settle or compromise, or enter into or commit to, any agreement or understanding with respect to, any material litigation, other than any settlement or compromise of litigation (A) in the ordinary course of business or (B) where the amount paid does not exceed $1,000,000 (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or, if greater, does not materially exceed the total case reserve amount for such matter maintained by the Company and/or its Subsidiaries; or

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(xx)    agree, authorize or commit to do any of the foregoing actions described in Section 6.1(b)(i) through Section 6.1(b)(xix).
(c)    Without limiting any Parties’ rights under this Agreement (including Section 6.1(b)), Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, if the Company has determined in consultation with its outside legal advisors, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law. The failure of the Company or any of its Subsidiaries to take any actions prohibited by this Section 6.1 shall not be a breach of this Agreement.
(d)    Each of Parent and Merger Sub agrees that, during the Interim Period, it shall not (i) directly or indirectly, engage in any business activities or incur any liabilities or obligations other than as expressly contemplated by this Agreement or (ii) and shall direct each of its Affiliates not to, directly or indirectly, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or any investment in any interest in, any Person that would materially delay or prevent or make illegal the consummation of the Merger or the other transactions contemplated by this Agreement.
6.2    Access to Information. During the Interim Period and subject to applicable Laws and Section 6.5(b), Parent shall be entitled (at Parent’s sole cost and expense), through its Representatives, to have such access to the properties, businesses and operations of the Company and its Subsidiaries and such examination of the properties, offices, facilities, Contracts, Tax records, books, records and personnel of the Company and its Subsidiaries as it reasonably requests upon reasonable advance written notice in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall use its reasonable best efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination, and Parent and its Representatives shall reasonably cooperate with the Company and its Subsidiaries and their respective Representatives and shall use their reasonable best efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, (a) no such access or examination shall be permitted to the extent that (i) it would reasonably be expected to unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) it would reasonably be expected to cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii) the Company determines in good faith, after consultation with outside counsel, that such access or examination would reasonably be expected to jeopardize the attorney-client privilege (so long as the Company has taken all reasonable steps to permit such access or examination or to disclose the relevant information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client privilege with respect thereto) or violate any applicable Law or result in a breach of or default under any Contract (so long as the Company has used reasonable best efforts to obtain the consent of relevant third parties necessary to permit such access or examination), (b) nothing in this Section 6.2 shall require cooperation to the extent that it would (i) cause any condition to the Closing set forth in Sections 7.1 or 7.2 to not be satisfied or (ii) cause any breach of this Agreement and (c) the Company may elect to limit, or cause any of its Subsidiaries to limit, disclosure of any information to certain Persons designated, at the request of the Company, as a “clean team” of Parent (which Persons must be reasonably acceptable to the Company). Parent shall, and shall cause each of its Subsidiaries to cause its and their representatives to, hold all information

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provided or furnished pursuant to this Section 6.2 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, during the Interim Period, neither Parent nor Merger Sub shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any or no reason). The Company does not make any representation or warranty as to the accuracy of any information provided (if any) pursuant to this Section 6.2, and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV; provided that no investigation pursuant to this Section 6.2 by Parent, Merger Sub or their Representatives shall be deemed to modify any of the Company’s representations and warranties contained in Article IV. No rights under this Section 6.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement. Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives and Affiliates not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.
6.3    Consents. Each of Parent, Merger Sub and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective reasonable best efforts to obtain all consents and approvals set forth on Section 6.3 of the Company Disclosure Schedule; provided, however, that the consent of Parent shall be required with respect to any amendment or modification to any Contract for the purposes of obtaining any such consent or approval that is adverse in any material respect to Parent, Merger Sub, the Company or any of its Subsidiaries following the Closing; provided, further, that, except as set forth in this Agreement, each of the Parties acknowledges and agrees that obtaining any such consent or approval shall not be a condition to Closing.
6.4    Further Action; Efforts.
(a)    Subject to Section 6.3, without limiting any other covenant in this Agreement (including the obligations of Parent and Merger Sub set forth in this Section 6.4, Section 6.12 and Section 6.13), each of the Company, on the one hand, and Parent and Merger Sub, on the other, agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to (i) consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each of the Company, on the one hand, and Parent and Merger Sub, on the other, shall furnish to the other such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
(b)    Each Party will use its best efforts to, and, in the case of Parent, cause each of its Subsidiaries (collectively, the “Parent Group”) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the undertakings pursuant to this Section 6.4, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide or cause to be provided (including by (i) their “ultimate parent entities” as that term is defined in the HSR Act and (ii) their other Affiliates) as promptly as practicable to any applicable Governmental Authority information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act (and any Antitrust

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Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act (and any Antitrust Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews). Parent shall use reasonable best efforts to cause (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act to cause) the filings under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Parent shall be responsible for all fees and expenses in connection with the HSR Act filings and any fees and expenses of the Company and its Affiliates in responding to any requests for additional information. Neither Parent nor Merger Sub shall, without the written consent of the Company, “pull-and-refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval from the Company with respect to any filing made with any Governmental Authority.
(c)    Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(b) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ, or any other Governmental Authority with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.
(d)    No Party shall independently participate in any meeting or communication with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to Sections 6.4(b) or 6.4(c) without giving the other Parties’ sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting or communication. Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Subsidiaries to, take any and all steps necessary to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate

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orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s Subsidiaries or the Company or its Subsidiaries or any interest therein and (B) otherwise taking or committing to take actions that would limit Parent’s, Parent’s Subsidiaries or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent or the Company or its Subsidiaries or any interest or interests therein. Notwithstanding the foregoing, nothing in this Section 6.4 shall require Parent to take any action with respect to any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Parent (other than, for the avoidance of doubt, the Company and its Subsidiaries).
(e)    Subject to the obligations under Section 6.4(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to agree to any term or take any action in connection with its obligations under this Section 6.4(e) that is not conditioned upon consummation of the Merger.
(f)    From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable Antitrust Laws, (ii) all approvals under applicable Antitrust Laws are obtained and (iii) the consents required pursuant to this Section 6.4 are obtained, neither Parent nor Merger Sub nor any of their Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (A) hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act, obtaining the approvals required under other such applicable Antitrust Laws, obtaining of the consents required pursuant to this Section 6.4, or any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement or (C) increase the risk of not being able to remove any such order on appeal or otherwise.
(g)    Notwithstanding anything herein to the contrary, commercially and/or competitively sensitive information and materials of a Party may, at the election of a providing Party, be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.
6.5    Publicity; Confidentiality.
(a)    The initial press release regarding the Merger shall be a joint press release of the Parties. Except in connection with (i) a Change of Recommendation, (ii) any dispute between or among the

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Parties regarding this Agreement or the transactions contemplated hereby or (iii) a press release or other public statement that is (A) consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate, thereafter or (B) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in each case, as determined in the good faith judgment of the Party proposing to make such release, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, and in each case shall provide each other with a reasonable opportunity to review and comment on any such release, announcement or filing; provided that the Company need not comply with the foregoing provisions in respect of any public release it desires to make that is issued in connection with the valid termination of this Agreement and entry by the Company into a Superior Proposal. Notwithstanding the foregoing, (A) the Company may, without any consultation with Parent, make communications in support of the Merger and/or the transactions contemplated hereby and solicit proxies from the Company’s stockholders, in each case for the purpose of obtaining the Company Requisite Vote and (B) Parent, Merger Sub and their respective Affiliates, without consulting with the other, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.
(b)    Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated November 18, 2016, between the Company and Apollo Management VIII, L.P. (such agreement, together with the Common Interest Agreement, the “Confidentiality Agreement”) , and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms.
6.6    Acquisition Proposals.
(a)    Except as expressly permitted by this Section 6.6, from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit, knowingly encourage, propose or knowingly induce the making, submission or announcement of, or knowingly facilitate or assist, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal or the consummation thereof, (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions with any Person (other than Parent, Merger Sub or any of their respective designees) concerning or with respect to any inquiries from such Persons relating to the making of an Acquisition Proposal, or provide or afford access to its properties, assets, books and records, personnel (solely in connection with the submission or evaluation of an Acquisition Proposal) or non-public information or data to any Person (other than Parent, Merger Sub or any of their respective designees) relating to the making of an Acquisition Proposal or any inquiry or proposal with respect thereto, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any proposal that constitutes an Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement,

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acquisition agreement, option agreement or other agreement relating to any Acquisition Proposal other than an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”); provided that it is understood and agreed that any determination or action, in and of itself, by the Board of Directors (or a committee thereof) of the Company expressly permitted under Section 6.6(b) or Section 6.6(c) shall not be deemed to be a breach or violation of this Section 6.6(a)(iv) or, in the case of Section 6.6(b), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii), (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law, it being understood that, in such instance, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Board of Directors; or (vi) authorize, agree or commit to do any of the foregoing. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person and its Affiliates and Representatives (other than the Parties and their respective Representatives and designees) in connection with or relating to an Acquisition Proposal, in each case that exists as of the date hereof. The Company also agrees that it will promptly (and in any event within two (2) Business Days) (I) request each Person (other than the Parties and their respective Representatives and designees) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of it or any of its Subsidiaries prior to the date hereof and (II) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or Representatives. From the date of this Agreement until the earlier to occur of the (1) valid termination of this Agreement pursuant to Section 8.1 and (2) the Effective Time, the Company shall promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing of the receipt of any Acquisition Proposal or bona fide inquiry from any Person or Group in respect of a potential Acquisition Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which notice shall include (x) the identity of the Person or Group making such proposal, inquiry, request or offer; and (y) a summary of the material terms and conditions of such proposal, inquiry, request or offer and, if written, a copy thereof. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, or inquiry or proposal in respect thereof, including any material amendments or proposed amendments as to price and other material terms thereof.
(b)    Notwithstanding anything to the contrary in Section 6.6(a) or Section 6.8, without limiting Section 6.6(a), nothing contained in this Agreement shall prevent the Company or its Board of Directors from:
(i)    taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that the Board of Directors expressly publicly reaffirms the Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company

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pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company));
(ii)    prior to obtaining the Company Requisite Vote, (A) participating or engaging in discussions with or (B) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person or Group, that in each case, has made a bona fide Acquisition Proposal after the date of this Agreement that was not solicited in breach of Section 6.6(a) (other than de minimis breaches), but only if the Board of Directors of the Company (x) shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, (y) shall have determined in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (z) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall substantially contemporaneously provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub;
(iii)    prior to obtaining the Company Requisite Vote, making a change of Recommendation in accordance with, and subject to the terms of, this Section 6.6, if  (A) an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that (w) does not relate to Parent or Merger Sub, (x) is first arising or occurring after the date of this Agreement, (y) improves the business, assets, operations or prospects of the Company or its Subsidiaries and (z) was not known to the Board of Directors of the Company as of the date hereof, becomes known to the Board of Directors of the Company after the date of this Agreement (an “Intervening Event”), (B) as a result thereof the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (C):

(A)	the Company has provided prior written notice to Parent of its intention to take such action, which notice will describe the Intervening Event in reasonable detail; and

(B)
at least three (3) Business Days prior to effecting such change of Recommendation in response to such Intervening Event, the Company and its Representatives have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Board of Directors of the Company (or a committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make such change of Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law and (B) permitted Parent and its Representatives to make a presentation (which may be telephonic) to the Board of Directors of the Company (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(iv)    resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iii).

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(c)    Notwithstanding anything in this Section 6.6 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.6(a) (other than de minimis breaches), that such proposal is a Superior Proposal, the Company or the Board of Directors of the Company may terminate this Agreement pursuant to Section 8.1(d)(ii) to contemporaneously with such termination enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided that the Company contemporaneously pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.3(b)(i); provided further, that the Company will not be entitled to terminate this Agreement in accordance with Section 8.1(d)(ii) unless (i) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company or the Board of Directors of the Company proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company or the Board of Directors of the Company, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and copies of all relevant documents (including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated) relating to such Acquisition Proposal and (ii) at or after 5:00 p.m., Dallas, Texas time, on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. Dallas, Texas time on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) period from the date of such notice, the “Notice Period”) the Board of Directors of the Company reaffirms in good faith (after consultation with the Company’s outside counsel and financial advisors) that such Acquisition Proposal continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will use reasonable best efforts to cause its Representatives to, (x) during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal and (y) permit Parent and its Representatives to make a presentation (which may be telephonic) to the Board of Directors of the Company (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).
(d)    Except as provided by Section 6.6(b)(iii) or Section 6.6(c), at no time after the date of this Agreement and prior to the earlier of (x) the Closing and (y) the valid termination of the Agreement may the Board of Directors of the Company (or a committee thereof):
(i)    (A) withhold, withdraw, amend, qualify, change or modify, or publicly propose to withhold, withdraw, amend, qualify, change or modify, the Recommendation in a manner adverse to Parent or Merger Sub; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Acquisition Proposal; (C) fail to publicly reaffirm the Recommendation within ten (10) Business Days of the occurrence of a bona fide material event or development (which is not a direct result of any action by Parent, Merger Sub or their Affiliates) following the making of an Acquisition Proposal and after Parent so requests in writing (or, if the Stockholder Meeting is scheduled to be held within ten (10) Business Days, then such fewer days as are remaining prior to the Stockholder Meeting) (provided that the Board of Directors of the Company shall not be required pursuant to this clause (C) to publicly reaffirm the Recommendation on more than two (2) occasions in respect of any such individual event or development); (D)  take any formal action or make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors of the Company (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d‑9(f)

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promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board of Directors of the Company (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.6); or (E) fail to include the Recommendation in the Proxy Statement (any action described in clauses (A) through this clause (E), a “Change of Recommendation”) it being understood that neither (1) the determination in itself by the Board of Directors of the Company (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 6.6(b)(iii) or Section 6.6(c) will constitute a Change of Recommendation or violate this Section 6.6; or
(ii)    cause, permit or authorize the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(e)    The Company agrees that any action taken by a Subsidiary of the Company or Representative of the Company or its Subsidiaries (other than an employee or consultant of the Company or any of its Subsidiaries who is not an executive or other officer of the Company) that, if taken by the Company, would constitute a material breach of this Section 6.6 will be deemed to constitute a Willful Breach by the Company of this Section 6.6.
6.7    Proxy Statement.
(a)    The Company shall, with the reasonable assistance of Parent, prepare and file with the SEC, promptly after the date of this Agreement (and in any event within fifteen (15) Business Days), the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with the provisions of this Agreement, the Company shall include the Recommendation in the Proxy Statement.
(b)    Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and shall consider in good faith the reasonable comments or revisions that Parent may request in writing. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five (5) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement.
(c)    If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such

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information shall promptly notify the other Party and the Company shall prepare (with the reasonable assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented as promptly as practicable to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law. Except in connection with a Change of Recommendation or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.
6.8    Stockholders Meeting. Unless the Board of Directors of the Company has made a Change of Recommendation, the Company, acting through its Board of Directors (or a committee thereof), shall promptly following confirmation by the SEC that the SEC has no further comments on the Proxy Statement (but subject to the last sentence of this Section 6.8), take all action required under the NRS, the Articles of Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”), with the record date and meeting date being selected after reasonable consultation with Parent; provided that the Company may postpone, recess, adjourn or cancel such meeting (i) to the extent required by Law, (ii) with the written consent of Parent, (iii) to allow reasonable additional time to solicit additional proxies to obtain the Company Requisite Vote or (iv) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall, subject to Section 6.6(b), (a) include in the Proxy Statement the Recommendation, (b) reaffirm the Recommendation (which Recommendation shall, for avoidance of doubt, be in respect of this Agreement and the Merger, as may be modified pursuant to any changes to the terms of this Agreement irrevocably offered in writing by Parent pursuant to, and in accordance with Section 6.6(b)(iii) or Section 6.6(c), as applicable) within five (5) Business Days after a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders (or, if the Stockholders Meeting is scheduled to be held within five (5) Business Days, within one (1) Business Day, if possible, before the Stockholder Meeting) (provided that Parent may not make any such request on more than one (1) occasion in respect of each Acquisition Proposal or material modification thereof) and (c) use its reasonable best efforts to obtain the Company Requisite Vote, including by soliciting proxies therefor; provided that the Board of Directors of the Company may fail to include the Recommendation in the Proxy Statement or withdraw, modify, qualify or change the recommendation, or formally resolve to effect or publicly announce an intention to effect any of the foregoing solely in accordance with Section 6.6(b)(iii) or Section 6.6(c) and following such Change of Recommendation, may fail to use such reasonable best efforts. Notwithstanding the foregoing, without the prior written consent of Parent, the Stockholder Meeting will not be postponed or adjourned (A) by more than 10 calendar days at a time without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Parent; or (B) with respect to Section 6.8(iii), by more than 30 calendar days after the date on which the Stockholder Meeting was (or was required to be) originally scheduled. In no event will the record date of the Stockholder Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless required by applicable Law. Notwithstanding anything to the contrary contained in this

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Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is validly terminated in accordance with its terms.
6.9    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after (and only after) the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
6.10    Employment and Employee Benefits.
(a)    For a period of at least twelve (12) months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary or Affiliate thereof (each, a “Continuing Employee” and collectively, the “Continuing Employees”), (i) an annual base-salary or wage rate, as applicable, and short term incentive opportunity (other than equity-based benefits) that in the aggregate are substantially similar to the base salary or wage rate, as applicable, and short term incentive opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits that are substantially similar in the aggregate to the employee pension, welfare and other benefits provided to such Continuing Employee immediately prior to the Effective Time. For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement applicable to such Continuing Employee set forth in Section 6.10(a) of the Company Disclosure Schedule.
(b)    Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.
(c)    To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its Subsidiaries (including the Company and any Subsidiaries thereof) shall (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided, however, that such recognition of service shall not apply (A) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, (B) to the extent it would result in a duplication of benefits or (C) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.
(d)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall

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interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
6.11    Directors’ and Officers’ Indemnification and Insurance.
(a)    From and after the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company or any Subsidiary of the Company (in each case, to the extent acting in such capacity) (the “Indemnified Parties”), against any reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal in each case arising out of, relating to or in connection with matters existing or occurring prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time) (each, a “Proceeding”), to the fullest extent that the Company would have been permitted under applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect as of the Effective Time, and the Surviving Corporation shall, to the fullest extent the Company would have been permitted under applicable Law, advance expenses (including reasonable and documented legal fees and expenses) incurred by an Indemnified Party in the defense of any Proceeding, including any expenses incurred in enforcing such Indemnified Party’s rights under this Section 6.11; provided that, notwithstanding anything to the contrary set forth herein or otherwise, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.11). In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent relates only to monetary damages for which the Surviving Corporation is entirely responsible or includes an unconditional release of such Indemnified Party from all liability arising out of or related to such Proceeding or such Indemnified Party otherwise consents in writing, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.  In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.11, (i) the Surviving Corporation or Parent shall have the right, but not the obligation, to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable and documented fees and expenses of one counsel retained by an Indemnified Party reasonably promptly after statements therefor are received by the Surviving Corporation, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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(b)    The provisions in the Surviving Corporation’s and each of its Subsidiaries’ articles of incorporation, bylaws and other similar organizational documents with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be substantially equivalent to the provisions contained in the Company’s or such Subsidiaries’ articles of incorporation, bylaws and other similar organizational documents in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals without the prior written consent of each such individual.
(c)    Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (the “Existing Policies”) (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage, with deductibles substantially equivalent to those in the Existing Policies and containing terms and conditions and providing benefits that are substantially equivalent to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. At the Company’s option, the Company may purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six (6) year prepaid “tail policy” providing at least the same coverage and amounts, with deductibles substantially equivalent to those of the Existing Policies and containing terms and conditions that are substantially equivalent to the insured than the Existing Policies maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided however that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as possible for such amount. In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for such six (6) year period. Parent agrees to cause the Surviving Corporation and each of its Subsidiaries to honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnified Party prior to the date hereof.
(d)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates, restructures, recapitalizes, merges with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, merger or other restructuring or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made by Parent or the Surviving Corporation, as the case may be, so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.11.
(e)    The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or the Bylaws or the articles of incorporation and bylaws or similar governing or constituent documents and instruments of any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, its Subsidiaries or its or their directors,

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officers and employees, it being understood that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.
(f)    The provisions of this Section 6.11 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives. The obligations of the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of the affected Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) (it being expressly agreed that the Indemnified Parties and their heirs and representatives to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11).
6.12    Financing.
(a)    Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing not later than the date Closing is required to be effected in accordance with Section 2.2 on the terms and conditions described in or contemplated by the Commitment Letters and any related fee letter (including complying with any request requiring the exercise of so-called “market flex” provisions in the fee letter) (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions (including any “market flex” provisions) set forth in the Commitment Letters and any related fee letter so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (D) of Section 6.12(d)), including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and execute definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms contained in the Debt Commitment Letter and any related fee letter (which may reflect “market flex” provisions) (or on other terms that, with respect to conditionality, are no less favorable to Parent than the terms contained in the Debt Commitment Letter and any related fee letter (including any “market flex” provisions applicable thereto) so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in clauses (A) through (D) of Section 6.12(d)), in each case, which terms shall not in any respect expand on the conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and its Subsidiaries) unless the Equity Financing is correspondingly increased (such definitive agreement, the “Definitive Financing Agreements”) and (iii) satisfy and comply with on a timely basis (or, if deemed advisable by Parent, seek the waiver of) all conditions and covenants applicable to Parent and Merger Sub in the Commitment Letters and such Definitive Financing Agreements that are within their control that are to be satisfied by Parent or Merger Sub and to consummate the Financing at or prior to the Closing, which such reasonable best efforts shall include, for the avoidance of doubt, taking enforcement action (including by instituting litigation in respect thereof) to cause the Debt Financing Sources and Persons committing to provide the Financing to comply with their obligations under the Commitment Letters and the Definitive Financing Agreements and to cause the Debt Financing Sources and such Persons to fund such Financing at the Closing. Parent shall, upon the request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of any material developments concerning the status of its efforts to arrange the Debt Financing. Upon the request of the Company, Parent and Merger Sub shall promptly provide the Company with copies of any Definitive Financing Agreements and such other material information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Neither Parent nor Merger Sub shall release or consent to

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the termination of obligations of the Debt Financing Sources under the Debt Commitment Letter or the Definitive Financing Agreements except in connection with the addition of banks, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement.
(b)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter and any related fee letter, Parent shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, notify the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing on terms and conditions (including any “market flex” provisions) that are at least as favorable to Parent and Merger Sub as those contained in the Debt Commitment Letter and the related fee letter (including the “market flex” provisions) from alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available and available cash of the Company and its Subsidiaries, to consummate the transactions contemplated by this Agreement and to pay the amount required by the Financing Uses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), which Alternative Financing Commitment Letter will not (i) include terms and conditions (including any “market flex” provisions applicable thereto) that are less favorable to Parent or Merger Sub than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), (ii) involve any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter or (iii) reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Financing (or alternative bridge facilities obtained in accordance with this Section 6.12(b)) are available on the terms and conditions described in the Commitment Letter, then Parent shall to cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date hereof) (i) to Financing or Debt Financing shall include Alternative Financing, (ii) to Commitment Letter or Debt Commitment Letter shall include the Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.
(c)    Without limiting the generality of Section 6.12(a), Parent shall promptly (and, in any event, within two (2) Business Days) notify the Company of the occurrence of any of the following: (i) termination, repudiation, rescission, cancellation or expiration of any Commitment Letter or Definitive Financing Agreement, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) under any Commitment Letter or Definitive Financing Agreement by any party to such Commitment Letter or Definitive Financing Agreement or (iii) receipt by Parent, Merger Sub or any of their respective Affiliates of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual, threatened or alleged breach, default, termination, rescission or repudiation by any party to any Commitment Letter or Definitive Financing Agreement or any provision of any Commitment Letter or Definitive Financing Agreement or (B) material dispute or disagreement between or among any parties to any Commitment Letter or Definitive Financing Agreement that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing necessary to fund the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and its Subsidiaries) on the terms and in the manner contemplated by the Commitment Letters or the Definitive Financing Agreements.

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As soon as reasonably practicable (and, in any event, within two (2) Business Days), Parent shall provide to the Company and its Representatives any and all information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.12(c).
(d)    Neither Parent nor Merger Sub shall permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder) without the prior written consent of the Company or (ii) the Debt Commitment Letters, without the prior written consent of the Company, if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Financing or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Financing necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and its Subsidiaries) or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate amount of the Debt Financing below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and its Subsidiaries) unless the Equity Financing is increased by a corresponding amount or (D) otherwise adversely affect the ability of the Parent or Merger Sub to enforce their rights under the Commitment Letters; provided that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date of this Agreement. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letters or the Definitive Financing Agreements as promptly as practicable upon execution thereof. Parent and Merger Sub shall use their reasonable best efforts to maintain the effectiveness of the Commitment Letters until the transactions contemplated by this Agreement are consummated. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date hereof), (i) references to the “Financing” will include the financing contemplated by the Commitment Letters as permitted by this Section 6.12 to be amended, restated, replaced, supplemented or otherwise modified or waived and (ii) references to the “Debt Commitment Letter”, “Equity Commitment Letter” or “Commitment Letters” shall include such document as permitted by this Section 6.12 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(e)    Notwithstanding any in this Section 6.12 to the contrary, compliance by Parent and Merger Sub with this Section 6.12 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s or Merger Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.
(f)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.
6.13    Financing Assistance.

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(a)    During the Interim Period, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and their respective Representatives to provide, in each case at Parent’s sole expense, such cooperation as may be reasonably requested by Parent to assist them in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) as promptly as practicable (A) furnish Parent with the Required Financial Information and such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Board of Directors of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration; (ii) prior to and during the Marketing Period, upon reasonable prior notice, participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the ratings agencies, otherwise cooperate with the marketing efforts for any of the Debt Financing and assist Parent in obtaining ratings as contemplated by the Debt Commitment Letter; (iii) reasonably assist Parent, Merger Sub and the Debt Financing Sources with the preparation of any bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the Debt Financing, provided that any such document that includes disclosure and financial statements with respect to the Company and/or its Subsidiaries shall only reflect Parent, Merger Sub, affiliates of Parent contemplated by the Debt Commitment Letter, the Surviving Corporation and/or Subsidiaries as obligor(s); (iv) assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any offering documents specified in Section 5 of Exhibit D of the Debt Commitment Letter or to satisfy the condition in Section 3 of Exhibit D of the Debt Commitment Letter, it being agreed that the Company and its Subsidiaries will not be required to provide any information or assistance relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent; (v) request and facilitate its independent auditors to (A) provide, consistent with customary practice, (I) customary auditors consents (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (II) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and information and (B) attend accounting due diligence sessions and drafting sessions; (vi) provide Parent and the Debt Financing Sources with all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (vii) execute and deliver as of Closing (but not prior to Closing) any guarantee, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents

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will not take effect until the Effective Time; and (viii) to the extent required under the Debt Commitment Letter, provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing. Notwithstanding anything to the contrary in this Section 6.13(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements; (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (3) description of all or any portion of the Financing, including any “description of notes”; (4) risk factors relating to all or any component of the Financing; (5) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (the foregoing clauses (1) through (5) is referred herein as “Excluded Information”).
(b)    Notwithstanding anything in Section 6.13(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 6.13 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organization documents or any applicable Law, (C) cause any condition to the Closing set forth in Sections 7.1, 7.2 or 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters, the Definitive Financing Agreements or the Financing prior to the Effective Time or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub or (B) deliver or obtain opinions of internal or external counsel, (iv) none of the directors of the Company, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement, (v) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing (other than customary representation letters and authorization letters referred to above) that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Effective Time unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of the Company’s Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time and (vi) Parent, Merger Sub and the Company agree to use their commercially reasonable efforts to maintain attorney-client privilege. The Parties agree that Parent’s or Merger Sub’s execution of an Alternative Financing Commitment Letter shall not materially expand the scope

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of the assistance required under Section 6.13(a) as compared to the assistance that would be required or expected to be required in connection with the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the debt financing contemplated by the Debt Commitment Letter; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries.
(c)    The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Financial Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financial Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financial Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.13 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its subsidiaries, which information Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum or other marketing materials for the Debt Financing, then the Company shall file such Current Report on Form 8-K.
(d)    Parent shall indemnify, defend and hold harmless each of the Company, its Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under this Section 6.13 and the provision of any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company and its Subsidiaries or, in each case, their respective Representatives. Parent shall, promptly upon request of the Company, reimburse the Company and its Subsidiaries for all out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 6.13.
6.14    Treatment of Company Indebtedness.
(a)    Prepayment of Indebtedness. The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use reasonable best efforts, to deliver to Parent at least two (2) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Credit Facility (the “Subject Indebtedness”) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness

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and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date. At Closing, the Surviving Corporation shall repay the outstanding amount of the Subject Indebtedness by wire transfer of immediately available funds as provided for in the payoff letter.
(b)    Senior Notes.
(i)    Parent will be permitted to commence and conduct, in accordance with the terms of the Indenture, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) and/or any tender offer, or any exchange offer, and to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Senior Notes identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent; provided that any such Debt Offer is consummated using funds provided by Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing or the acceptance for purchase of the Senior Notes by Parent or Merger Sub, and the parties shall use reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided that the consummation of a Debt Offer with respect to the Senior Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with the Indenture and applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the Indenture and applicable Laws. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 6.14, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.
(ii)    Subject to the receipt of any requisite consents, the Company and its Subsidiaries shall execute a supplemental indenture to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time or the acceptance for purchase of the Senior Notes by Parent or Merger Sub, and shall use reasonable best efforts to cause the Trustee to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that is not permitted under applicable Law or would become operative prior to the Effective Time or the time of acceptance for purchase of the Senior Notes by Parent or Merger Sub. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of supplemental indentures. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.14 to the extent such legal opinion is required to be delivered prior to the Effective Time. Notwithstanding the foregoing, in no event shall the Company or its legal counsel

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be required to give an opinion with respect to a Debt Offer that in the opinion of the Company, its legal counsel or the Trustee does not comply with applicable Laws or the Indenture, or an opinion with respect to financing by Parent or Merger Sub.
(iii)    If requested by Parent, in lieu of or in addition to Parent commencing a Debt Offer for the Senior Notes, the Company shall use its reasonable best efforts, to the extent permitted by the Indenture, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Senior Notes (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing (it being understood and agreed that they may also be contingent upon the occurrence of other events in addition to the Closing)), pursuant to the redemption provisions of the Indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Senior Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto; provided that prior to, or substantially concurrently with, the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the Trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with this Section 6.14.
(iv)    Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) to the extent incurred by the Company, any of its Subsidiaries or the Trustee in connection with this Section 6.14. Parent shall indemnify and hold harmless the Company and its Subsidiaries and the Company Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them in connection with the performance of their respective obligations under this Section 6.14 except to the extent suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, any of its Subsidiaries or, in each case, their respective Affiliates, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives and successors of each of the foregoing.
6.15    Takeover Statutes. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation (each, an “Anti-Takeover Statute”) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take all actions as are necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Anti-Takeover Statute on such transactions. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Anti-Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby. Nothing in this Section 6.15 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
6.16    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or threatened to be brought against the Company or any members of its Board of Directors after the date of this Agreement and prior to

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the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation (and shall give due consideration to Parent’s advice with respect to the Transaction Litigation), and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent.
6.17    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the NRS.
6.18    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Commitment Letters and any Alternative Financing.
6.19    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VII
CONDITIONS OF MERGER
7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver (where permissible by applicable Law)) at or prior to the Effective Time of the following conditions:
(a)    Stockholder Approval. The Company Requisite Vote shall have been duly obtained;
(b)    No Laws or Orders. No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits, makes illegal or enjoins the consummation of the Merger and shall remain in effect; and
(c)    Antitrust Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained.
7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent (where permissible by applicable Law)) at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Sections 4.4(c), 4.4(d), 4.5, 4.12(g) (but only with respect to payments that are triggered solely by the consummation of the transactions contemplated by this Agreement), 4.22, 4.23, and 4.26 shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation

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or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Sections 4.4(a), 4.4(b), 4.10(b) and 4.24 shall be true and correct in all respects (except with respect to the representations and warranties in Sections 4.4(a) and 4.4(b) for any failure to be so true and correct that is de minimis in nature) both when made and as of the Effective Time as if made as of the Effective Time, (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iii), where the failures of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;
(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor shall there be, any Material Adverse Effect;
(d)    No Dividends. Following the date of this Agreement, the Board of Directors, or any committee or subcommittee thereof, or any equivalent governing body of any non-wholly owned Subsidiary of the Company, shall not have declared, set aside, established a record date for, authorized, made or paid any dividend or other distribution, payable in cash, stock, property, rights or otherwise, with respect to any of the capital stock of the Company or any of its non-wholly owned Subsidiaries, other than the Accrued Dividends; and
(e)    Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) through 7.2(d) have been satisfied.
7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company (where permissible by applicable Law)) at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case, both when made and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and
(c)    Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

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7.4    Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach in any material respect of any provision of this Agreement.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:
(a)    by mutual written consent of Parent, Merger Sub and the Company;
(b)    by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. Dallas, Texas time on January 9, 2018 (as may be extended pursuant to Section 8.1(b)(ii), the “Outside Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the Outside Date and (ii) in the event the Marketing Period has commenced but has not completed as of the time of the Outside Date, the Outside Date may be extended (or further extended following the initial Outside Date, but not more than the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to the Outside Date until four (4) Business Days after the then-scheduled expiration date of the Marketing Period;
(c)    by either Parent or the Company if any court of competent jurisdiction or other Governmental Authority located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such standard of efforts as may be required pursuant to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;
(d)    by the Company if:
(i)    there shall have been a material breach or a material failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Sections 7.3(a) or 7.3(b) not to be satisfied and, in either such case, such breach or failure is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent, which written notice shall state in reasonable detail the nature of such breach and the basis for such condition not being satisfied or (B) two (2) Business Days prior to the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii)    prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with and subject to the terms and

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conditions of, Section 6.6(c), provided that the Company shall pay to Parent the Company Termination Payment in accordance with Section 8.3(b)(i);
(e)    by Parent if:
(i)    there shall have been a material breach or a material failure to perform any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Sections 7.2(a) or 7.2(b) not to be satisfied and, in either such case, such breach or failure is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company, which written notice shall state in reasonable detail the nature of such breach, and the basis for such condition not being satisfied or (B) two (2) Business Days prior to the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(ii)    the Board of Directors of the Company (or a committee thereof) shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation (it being understood and agreed that, for all purposes of this Agreement (including Section 6.6), a communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9 or 14e-2(a) under the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, or making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) shall not, in and of itself, be deemed to constitute a Change of Recommendation, provided that the Board of Directors reaffirms its Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company);
(f)    by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of this Agreement was taken; or
(g)    by the Company if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, (ii) Parent and Merger Sub fail to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 2.2, (iii) the Company has irrevocably and unconditionally notified Parent by written notice that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 7.3, (iv) Parent and Merger Sub fail to consummate the Merger by the third (3rd) Business Day after the delivery of the notice described in clause (iii), and (v) at all times during such three (3) Business Day period described in clause (iv), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement.

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8.2    Procedure Upon Termination. Subject to Section 8.3, in the event of a valid termination by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 8.1(a)), and this Agreement shall terminate and be null and void, and the Merger shall be terminated, without further action by Parent, Merger Sub or the Company.
8.3    Effect of Termination.
(a)    Notwithstanding anything set forth herein to the contrary, in the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void without any further force or effect and there shall be no liability or obligation on the part of any Party hereto (or any direct or indirect equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party or such Party’s Affiliates or its or any of the foregoing’s successors or assigns), except, and subject in all respect to this Section 8.3, Section 10.1 and Section 10.13 (in each case, including the limitations set forth herein and therein), as provided in Section 6.5 (Publicity; Confidentiality), Section 6.13(d) (Financing Assistance), Section 6.14(b)(iv), this Section 8.3 (Effect of Termination), Section 8.4 (Expenses), Article IX (Additional Agreements) and Article X (General Provisions), which shall survive such termination; provided that, subject in all respects to the limitations set forth in this Section 8.3, Section 10.1 and Section 10.13, nothing herein shall relieve (i) the Company of any liability for damages resulting from fraud or Willful Breach prior to such valid termination of this Agreement, or (ii) Parent of any liability for damages resulting from fraud prior to such valid termination of this Agreement (in each of the case of clause (i) and this clause (ii), which the Parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs (including for the avoidance of doubt the payment of the Parent Expenses), and in the case of any damages sought by the non-breaching Party, including any Willful Breach, such damages will include the benefit of the bargain lost by the non-breaching Party, taking into consideration relevant matters, including opportunity costs and the time value of money). Notwithstanding anything in this Agreement to the contrary, in no event will the Parent Related Parties, collectively, have any liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the Maximum Liability Amount and subject in all respects to the limitations set forth in Section 8.3(g). No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Parent Guarantee, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms. The Parties acknowledge and agree that nothing in this Section 8.3 shall be deemed to affect their right to specific performance in accordance with the terms and conditions of Section 10.1.
(b)    In the event that:
(i)    this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Payment to Parent (or one of its Affiliates or designees) (A) at or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) or (B) as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.
(ii)    this Agreement is validly terminated by either Parent or the Company pursuant to Sections 8.1(b) or 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the receipt of the Company Requisite Vote an Acquisition Proposal shall have been made to the Company or its Representatives or the Company’s stockholders, or an Acquisition

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Proposal shall have otherwise become publicly known or announced and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or shall have consummated any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made concurrently with the earlier of (x) two (2) Business Days from the consummation of any Acquisition Proposal, and (y) the entry into a definitive agreement with respect to any Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.3(b)(ii), all references in the definition of the term Acquisition Proposal to “15% or more” will be deemed to be references to “more than 50%.”
(iii)    this Agreement is validly terminated (A) by Parent pursuant to Section 8.1(e)(i) or (B) by either the Company or Parent pursuant to Section 8.1(f), the Company shall pay to Parent (or one or more of its designees) promptly (and in any event within two (2) Business Days) by wire transfer of immediately available funds to an account or accounts designated in writing to the Company, an amount immediately available funds equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby up to $6,250,000 (the “Parent Expenses”).
(iv)    this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) (and such material breach or material failure to perform by Parent or Merger Sub is the primary reason for the failure of the Closing to be consummated) or Section 8.1(g), Parent shall pay to the Company a fee of $74,200,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing to Parent, such payment to be made within two (2) Business Days of the applicable termination.
(c)    The Parties acknowledge and hereby agree that each of the Parent Termination Fee, Parent Expenses and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.
(d)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where the Company Termination Payment, Parent Termination Fee or Parent Expenses is or are payable are uncertain and incapable of accurate calculation and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Sections 8.3(b)(i), 8.3(b)(ii) or 8.3(b)(iii), or Parent fails to timely pay an amount due pursuant to Section 8.3(b)(iv), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a final non-appealable judgment against the Company for the amount set forth in Sections 8.3(b)(i), 8.3(b)(ii) or 8.3(b)(iii), or any portion thereof, or a final non-appealable judgment against Parent for the amount set forth in Section 8.3(b)(iv), or any portion thereof, as the case may be, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket outside attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company, Parent or Merger Sub, as applicable) in connection with such suit in an amount not to exceed $2,500,000 (the “Expense

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Cap”), together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to this Section 8.3(d) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under this Section 8.3(d).
(e)    Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise but subject to Section 10.13, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.3, the Company Termination Payment, the Parent Expenses and, if applicable, the costs and expenses of Parent pursuant to Section 8.3(d) (subject in all respects to the Expense Cap) shall, subject to Section 10.1, be the sole and exclusive remedy of Parent Related Parties against the Company, its Subsidiaries and any of its or their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger or any other transaction to be consummated or for a breach of, or failure to perform under, this Agreement, the other Transaction Documents or any certificate, agreement or other document delivered in connection herewith, therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation (monetary or otherwise) relating to or arising out of this Agreement, the Transaction Documents or any certificate, agreement or other documents delivered in connection herewith, therewith or in respect of representations made or alleged to be made in connection herewith, therewith or otherwise, whether in equity or at law, in contract, in tort or otherwise, except that notwithstanding the foregoing, this Section 8.3(e) and/or payment of one or more of the Company Termination Payment, the Parent Expenses and, if applicable, any amounts owed pursuant to Section 8.3(d), shall not relieve the Company from liability for fraud or any Willful Breach of this Agreement, or from any of its obligations under Section 6.5(b).
(f)    Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, but subject to Section 8.3(g), Section 8.3(h) and Section 10.13, in any circumstance in which this Agreement is terminated and the Company or any Affiliate or designee thereof is paid the Parent Termination Fee from Parent pursuant to this Section 8.3, the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.3(d) (subject in all respects to the Expense Cap), and the reimbursement obligations set forth in Sections 6.13(d) and 6.14(b)(iv), shall, subject to Section 10.1, be the sole and exclusive remedy of the Company against Parent, Merger Sub, the Guarantor, any of their respective former, current or future equityholders, controlling Persons, limited or general partners, managers, members, Affiliates, directors, officers, employees, agents, attorneys, stockholders, assignees or Representatives (collectively, the “Parent Related Parties”) and the Debt Financing Sources Related Parties for any loss or damage suffered as a result of the failure of the Merger or any other transaction to be consummated or for a breach of, or failure to perform under, this Agreement, the other Transaction Documents or any certificate, agreement or other document delivered in connection herewith, therewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, none of the Parent Related Parties or Debt Financing Sources Related Parties shall have any further liability or obligation (monetary or otherwise) relating to or arising out of this Agreement, the Transaction Documents or any certificate, agreement or other document delivered in connection herewith, therewith or in respect of representations made or alleged to be made in connection herewith, therewith or otherwise, whether in equity or at law, in contract, in tort or

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otherwise, except that nothing shall relieve Parent of its obligations under Sections 6.5(b), 6.13(d) and 6.14(b)(iv); provided, that the Parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any Person that is a party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, under no circumstances may the Company receive both (i) an award of monetary damages, on the one hand, and (ii) any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 8.3(d), on the other hand, and in any event, the foregoing shall not limit the right of the Company to receive the amounts, if any, as and when due, pursuant to Section 6.13(d) and Section 6.14(b)(iv).
(g)    Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 8.3, Section 10.1 and Section 10.13 (including, in each case, the limitations set forth therein), if Parent or Merger Sub fails to effect the Closing when required pursuant to Section 2.2 for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful (including a Willful Breach) or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful (including a Willful Breach) or otherwise), then the Company’s right to seek one or all of (but never to receive more than one of) (A) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 10.1, (B) the valid termination of this Agreement pursuant to Section 8.1 and seek monetary damages for Parent’s fraud or (C) the valid termination of this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g) and receipt and payment of the Parent Termination Fee, if, as and when required pursuant to Section 8.3(b)(iv), the costs and expenses of the Company pursuant to Section 8.3(d) (subject to the Expense Cap), and the reimbursement obligations set forth in Sections 6.13(d) and 6.14(b)(iv) shall in each case be the sole and exclusive remedy (whether in equity or at law, in contract, in tort or otherwise) of the Company, its Affiliates, and its and their respective stockholders and Representatives and any other Person against the Parent Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto; provided, that the Parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any Person that is a party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
(h)    Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, but subject to Section 10.1, the maximum aggregate liability, whether in equity or at law, in contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful (including a Willful Breach), intentional, unintentional or otherwise, or monetary damages in lieu of specific performance) (A) under this Agreement or any other Transaction Document or otherwise; (B) in connection with the failure of the Merger (including the Debt Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.3(b)(iv), plus (ii) the amounts, if any, due and owing under Section 8.3(d), subject in all respects to the Expense Cap, plus (iii) the amounts, if any, due and owing to the Company pursuant to the reimbursement obligations set forth in Sections 6.13(d) and 6.14(b)(iv) (collectively, the “Maximum Liability Amount”); provided, that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 8.3(h), together with the aggregate amount of Parent’s and Merger Sub’s obligations described in clause (ii) of the proviso in Section 8.3(a), exceed the amount of the Parent Termination Fee, and (B) in no event shall the aggregate amount of Parent’s

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and Merger Sub’s obligations described in clause (ii) of this Section 8.3(h) exceed the Expense Cap, and in no event will the Company, its Affiliates or any of the foregoing’s respective Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Liability Amount set forth in this Section 8.3(h) (as applicable); provided, further, that the Parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any Person that is a party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement.
8.4    Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with (i) HSR Act filings shall be borne by Parent and (ii) the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
ARTICLE IX
ADDITIONAL AGREEMENTS
9.1    No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in Sections 4.28, 5.15, and 5.17 or this Article IX, which, in each case, shall survive in accordance with their terms.
ARTICLE X
GENERAL PROVISIONS
10.1    Remedies; Specific Performance.
(a)    The Parties agree that irreparable damages for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, subject in all respects to Section 10.1(b), the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or inadequacy of legal remedy and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement. The Parties hereby further acknowledge and agree that prior to the Closing, subject in all respects to Section 10.1(b), the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Sections 6.4 and 6.12, by Parent and/or Merger Sub and to cause Parent and Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement. The pursuit of specific enforcement or other equitable remedies by any Party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time.
(b)    Notwithstanding anything in this Agreement to the contrary, but subject in all respects to this Section 10.1, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific

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performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing if, but only if, (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) the Debt Financing provided for by the Debt Commitment Letter has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Sub are required to complete the Closing pursuant to Section 2.2 and Parent or Merger Sub fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2 and (iv) the Company has irrevocably confirmed in a written notice to Parent that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur, and Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of such irrevocable written confirmation; provided, that the Company remains ready, willing and able to consummate the Closing during such two (2) Business Day period. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing (i) will not be simultaneously funded with the Equity Financing or (ii) has not been funded in full.
(c)    Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance, subject in all respects to this Section 10.1 and (ii) payment of the Parent Termination Fee or monetary damages, if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) or other equitable relief, on the one hand, and payment of the Parent Termination Fee, monetary damages and/or any of the other amounts, if any, as and when due, pursuant to Sections 6.13(d), 6.14(b)(iv) and 8.3(d), on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Sections 6.13(d), 6.14(b)(iv) and 8.3(d), on the other hand.
10.2    Modification or Amendment. Subject to the provisions of applicable Law (including NRS 92A.120(9)), at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, that any modification or amendment of Section 8.3(f) (solely to the extent that it relates to the Debt Financing Sources Related Parties), this proviso of Section 10.2, clause (d) of Section 10.7, Section 10.8(b), Section 10.9(b) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 10.10 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or Section 10.13 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources and Debt Financing Sources Related Parties that is adverse to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.
10.3    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions

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contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
10.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):
(a)    if to the Company:
ClubCorp Holdings, Inc.
3030 LBJ Freeway
Suite 600
Dallas, Texas 75234
Attention:     Ingrid Keiser
Email:    ingrid.keiser@clubcorp.com
with a copy (which shall not constitute actual or constructive notice) to:
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
Attention:    William B. Brentani
    Atif I. Azher
Email:    wbrentani@stblaw.com
    aazher@stblaw.com
(b)    if to Parent or Merger Sub:
Constellation Club Parent, Inc.
c/o Apollo Global Management
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention:    David Sambur, Senior Partner
John Suydam, Chief Legal Officer
Email:    sambur@apollolp.com
    jsuydam@apollolp.com
with a copy (which shall not constitute actual or constructive notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Taurie M. Zeitzer
David Beller
Email:    tzeitzer@paulweiss.com

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dabeller@paulweiss.com
10.5    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
10.6    Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement, the Equity Commitment Letter and Parent Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede and cancel all prior and contemporaneous agreements, undertakings, arrangements, communications and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and Merger Sub shall have the right, without the prior written consent of the Company, to assign all or any portion of their respective rights, interests and obligations under this Agreement, to (i) any of their respective Affiliates or (ii) any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, but, in each of the case of clauses (i) and (ii), no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement; provided further that Parent shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations hereunder to one or more affiliates of Apollo Management VIII, L.P. (provided, that notwithstanding such assignment, each of Parent and Merger Sub shall remain fully liable for all of its obligations hereunder); provided further, that in no event shall Parent or Merger Sub be permitted to assign this Agreement to any Person to the extent such that, as a result of such assignment, either (x) any additional consent or approval of, or filing, declaration or registration with, any Governmental Authority would be required under this Agreement or in connection with the transactions contemplated hereby or (y) any delay would occur with respect to any consent or approval of, or filing, declaration or registration with, any Governmental Authority that otherwise is required to be made under this Agreement or in connection with the transactions contemplated hereby.
10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.11 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Restricted Shares and/or PSUs to receive the Company Equity Award consideration payments contemplated by Section 3.2, in accordance with the terms and conditions of this Agreement and (d) each Debt Financing Sources Related Party shall be a third-party beneficiary of Section 8.3(f) (solely to the extent that it relates to the Debt Financing Sources Related Parties), the proviso in Section 10.2, this clause (d) of Section 10.7, Section 10.8(b), Section 10.9(b) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 10.10 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 10.13 (solely to the extent

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that it relates to the Debt Financing Sources Related Parties). Notwithstanding anything to contrary set forth herein, each Parent Related Party shall be an intended third-party beneficiary of Section 8.3, Section 10.6, this final sentence of Section 10.7, Section 10.8(b), Section 10.9(b), Section 10.10 and Section 10.13.
10.8    Governing Law.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof), except that the Merger, the internal affairs of the Company, the fiduciary duties of the board of directors and the officers of the Company and general corporation law with respect to the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the NRS, shall be governed by the Laws of the State of Nevada (without giving effect to choice of law principles thereof).
(b)    Notwithstanding anything to the contrary contained in this Section 10.8, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter and/or the Parent Guarantee, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of Section 10.8(b) shall apply to any such legal action.
10.9    Consent to Jurisdiction.
(a)    Each of the Parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) consents to service being made through the notice procedures set forth in Section 10.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.9, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action

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or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 10.9 is solely for the purpose referred to in this Section 10.9 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
(b)    Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 10.10 relating to the waiver of jury trial shall apply to any such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter and/or the Parent Guarantee, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York. Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest.
10.10    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), THE COMMITMENT LETTERS, ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, OR THE NEGOTIATION, ADMINISTRATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM OR LEGAL PROCEEDING OF ANY KIND OR DESCRIPTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
10.11    Payment of Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be

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paid by Parent. Parent and Company shall cooperate in preparing, executing and filling any Tax Returns with respect to such Taxes and fees.
10.12    Counterparts; Delivery by E-mail.
(a)    This Agreement, and any amendment, restatement, supplement or other modification hereto or waiver hereunder (i) may be executed in any number of counterparts (including by means of facsimile transmission or e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement and (ii) to the extent signed and delivered by means of a scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
(b)    At the request of any Party, each other Party shall re-execute original forms hereof and deliver them to all other Parties. No Party or to any such agreement shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.
10.13    Non-recourse. Each Party agrees, on behalf of itself and its Affiliates (and in the case of the Company, the Company Related Parties, and in the case of Parent, the Parent Related Parties), that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, but subject to the other provisions of this Section 10.13, each Party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates (and in the case of the Company, the Company Related Parties), that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Company Related Party, any Parent Related Party, any Debt Financing Sources Related Party, and no other Person, including any Company Related Party, any Parent Related Party, any Debt Financing Sources Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under,

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out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company, Parent or Merger Sub, as applicable, may assert (subject with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.3, Section 10.1 and this Section 10.13): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against each Guarantor under, if, as and when required pursuant to the terms and conditions of the Parent Guarantee; (iii) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter; or (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Parent and its Affiliates may assert, including by bringing an Action, against the Debt Financing Sources pursuant to the terms and conditions of the Commitment Letters. Notwithstanding anything to the contrary herein or otherwise, no Company Related Party, Parent Related Party or Debt Financing Sources Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.
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IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:

CLUBCORP HOLDINGS, INC.
By:     /s/ Curtis D. McClellan
    Name: Curtis D. McClellan
    Title:    Chief Financial Officer

[Signature Page—Merger Agreement]

PARENT:

CONSTELLATION CLUB PARENT, INC.
By:     /s/ Laurie D. Medley
    Name:    Laurie D. Medley
    Title:    Vice President
MERGER SUB:

CONSTELLATION MERGER SUB INC.
By:     /s/ Laurie D. Medley
    Name:    Laurie D. Medley
    Title:    Vice President

[Signature Page—Merger Agreement]

EXHIBIT A

Articles of Incorporation
of
the Surviving Corporation

[To be attached]

Signature Page to Limited Guarantee

EXHIBIT B

Bylaws
of
the Surviving Corporation

[To be attached]

Signature Page to Limited Guarantee